EXHIBIT 10.22

EXECUTION COPY

CFC ADVANTAGE, LLC,
as Depositor

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION,
as Master Servicer

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

and

FEDERAL AGRICULTURAL MORTGAGE CORPORATION,
as Calculation and Paying Agent

MASTER TRUST, SALE AND SERVICING AGREEMENT

Dated as of October 20, 2006

MASTER TRUST, SALE AND SERVICING AGREEMENT made and entered into as of October 20, 2006 by and among the CFC ADVANTAGE, LLC, a Delaware limited liability company, as depositor (in such capacity, the “Depositor”), NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association organized and existing under the laws of the District of Columbia, as master servicer (in such capacity, the “Master Servicer”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”), and FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally chartered instrumentality of the United States, as calculation and paying agent (in such capacity, the “Calculation and Paying Agent”).

WITNESSETH

WHEREAS, National Rural Utilities Cooperative Finance Corporation (“CFC”) owns or will from time to time own certain Qualified Loans.

WHEREAS, CFC desires from time to time to assemble pools of Qualified Loans and, pursuant to the Master Loan Purchase Agreement, by and between CFC and the Depositor (the “Master Loan Purchase Agreement”), to sell to the Depositor the Qualified Loans identified in connection with the execution and delivery of each Master Loan Purchase Agreement Supplement upon the terms and subject to the conditions set forth therein.

WHEREAS, contemporaneously with the sale by CFC to the Depositor of such Loans, the Depositor will sell such Loans to the Trustee in connection with the execution and delivery of each Issue Supplement upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the Trusts created pursuant to this Master Agreement and the related Issue Supplement shall issue a series of Rural Utilities MBS Certificates, backed by certain Loans identified in the related Issue Supplement, and bearing the designation specified in each such Issue Supplement.

NOW, THEREFORE, the parties to this Master Agreement, in the capacities hereinabove set forth, in consideration of the agreements and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, do hereby undertake and otherwise agree as follows:

ARTICLE I
Defined Terms

Section 1.01. General Definitions.  Whenever used in this Master Agreement, the following words and phrases shall have the following meanings:

Additional Collateral Documents:  With respect to any Loan, any security documents (including any UCC-1, UCC-2 or UCC-3 financing statement), other than those listed in clauses (i) through (iv) of Section 2.02(b), that evidence the creation or perfection of a security interest in the related Mortgaged Property and are in the possession of or within the control of the Depositor.

Affiliate:  With respect to any particular Person, (a) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any person who is a director or officer or general partner (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power to elect the directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Aggregate Certificate Principal Balance:  With respect to any date of determination, the aggregate Certificate Principal Balance of all Certificates of a Series as of the date of determination.

Authenticating Agent:  The meaning ascribed to such term in Section 3.02.

Authorized Officer:  The Chairman of the Board, the President or any Vice President.

Available Interest:  With respect to any Distribution Date, the sum of the following amounts received during the related Collection Period:  (i) that portion of all collections on the Loans other than Defaulted Loans allocable to interest including, without limitation, interest paid at default rates, penalties and late payment fees, and (ii) Cash Liquidation Proceeds to the extent allocable to interest (net of the sum of any amounts expended by the Master Servicer for the account of the Borrower and not already netted from the amount of Available Principal for such Distribution Period) received on a Defaulted Loan in accordance with the Master Servicer’s Customary Servicing Procedures.

Available Principal:  With respect to any Distribution Date, the sum of the following amounts received during the related Collection Period:  (i) that portion of all collections on the Loans other than Defaulted Loans allocable to principal, (ii) Cash Liquidation Proceeds to the extent allocable to principal (net of the sum of any amount expended by the Master Servicer for the account of the Borrower) due on Defaulted Loans in accordance with the Master Servicer’s Customary Servicing Procedures, and (iii) any Substitution Adjustment Principal Amount.

Borrower:  The obligor or obligors under a Loan.

Business Day:  Any day other than (i) a Saturday or a Sunday, (ii) a day on which the Federal Reserve Bank of New York authorizes banking institutions in the Second Federal Reserve District to be closed, (iii) a day on which banking institutions in the District of Columbia or the State of New York are required or authorized by law to be closed, or (iv) a day on which the principal offices of the Trustee, the Calculation and Paying Agent or the Master Servicer are closed.

Cash Liquidation Proceeds:  All cash proceeds recovered by the Master Servicer with respect to the termination of any Defaulted Loan, including all Other Insurance Proceeds, Condemnation Proceeds and other payments or recoveries whether made at one time or over a period of time, in connection with the sale or assignment of such Defaulted Loan, trustee’s sale, foreclosure sale or otherwise.

Certificate:  A Rural Utilities MBS Certificate, which is issued pursuant to the terms of this Master Agreement and the applicable Issue Supplement.

Certificate Account:  With respect to any Series, the account created and maintained with respect to the Certificates of such Series pursuant to Section 6.01.

Certificate Account Deposit Date:  With respect to any Distribution Date, the 20th day of the month of such Distribution Date relating to such Series, or if not a Business Day, the Business Day immediately preceding such date.

Certificate Distribution Amount: With respect to any Series, the meaning ascribed to such term in the related Issue Supplement.

Certificate Distribution Amount Determination Date:  With respect to a Series and any Distribution Date relating to such Series, the 10th Business Day during the month of such Distribution Date.

Certificate Principal Balance:  With respect to any Certificate prior to the initial Distribution Date for the related Series, the Denomination thereof and, as to any Certificate subsequent to such initial Distribution Date, the Denomination thereof multiplied by the Certificate Principal Factor applicable to such Class of Certificate.

Certificate Principal Factor:  With respect to any date of determination and as to any Class of Certificates, a fraction, the numerator of which is (i) the aggregate of the Denominations of all Certificates of such Class less (ii) the aggregate amount of all Principal Distribution Amounts, if any, allocable to such Class prior to such date of determination, and the denominator of which is the aggregate of the Denominations of all of the Certificates of such Class.

Certificate Registrar:  The meaning ascribed to such term in Section 3.03.

Certificate Register:  The meaning ascribed to such term in Section 3.03.

Certificateholder or Holder:  With respect to each Series, the person in whose name a certificate is registered in the Certificate Register.

Class:  With respect to any Series, all Certificates of such Series with the same terms.

Class A Distributable Amount:  With respect to any Distribution Date, the sum of the Class A Principal Distributable Amount and the Class A Interest Distributable Amount.

Class A Interest Carryover Shortfall: As of the close of business on any Distribution Date, the excess, if any, of the Class A Interest Distributable Amount for such Distribution Date plus any outstanding unpaid interest owed to holders of Class A Certificates from the preceding Distribution Date, plus interest on such outstanding unpaid interest amount, to the extent permitted by law, at the Class A Pass-Through Rate from such preceding Distribution Date to but not including such current Distribution Date, over the amount of interest that the holders of the Class A Certificates actually received on such current Distribution Date.

Class A Interest Distributable Amount: With respect to any Series, the meaning ascribed to such term in the related Issue Supplement.

Class A Pass-Through Rate:  With respect to any Series, the meaning ascribed to such term in the related Issue Supplement.

Class A Percentage:  With respect to any Distribution Date, 99%.

Class A Principal Carryover Shortfall: As of the close of business on any Distribution Date, the excess, if any, of the Class A Principal Distributable Amount for such Distribution Date plus any outstanding unpaid principal owed to holders of Class A Certificates from preceding Distribution Dates over the amount of principal that the holders of the Class A Certificates actually received on such current Distribution Date.

Class A Principal Distributable Amount: With respect to any Distribution Date, the Class A Percentage of the sum of:  (i) the principal portion of all collections on the Loans, including prepayments of principal received during the related Collection Period, (ii) the aggregate of all Substitution Adjustment Principal Amounts received in connection with the substitution of Loans during the related Collection Period, (iii) the principal portion of the Repurchase Price received with respect to any Defective Loan during the related Collection Period and (iv) the aggregate outstanding principal balance as of the beginning of the related Collection Period of all Loans that became Defaulted Loans during the related Collection Period (without duplication of amounts referred to in clauses (i) and (ii) above).

Class B Distributable Amount:  With respect to any Distribution Date, the sum of the Class B Principal Distributable Amount and the Class B Interest Distributable Amount.

Class B Interest Carryover Shortfall: As of the close of business on any Distribution Date, the excess, if any, of the Class B Interest Distributable Amount for such Distribution Date plus any outstanding unpaid interest owed to holders of Class B Certificates from the preceding Distribution Date plus interest on such outstanding unpaid interest amount, to the extent permitted by law, at the Class B Pass-Through Rate from such preceding Distribution Date to but not including such Distribution Date, over the amount of interest that the holders of the Class B Certificates actually received on such current Distribution Date.

Class B Interest Distributable Amount: With respect to any Series, the meaning ascribed to such term in the related Issue Supplement.

Class B Pass-Through Rate:  With respect to any Series, the meaning ascribed to such terms in the related Issue Supplement.

Class B Percentage:  With respect to any Distribution Date, 1%.

Class B Principal Carryover Shortfall:  As of the close of any Distribution Date, the excess, if any, of the Class B Principal Distributable Amount plus any outstanding unpaid principal owed to holders of Class B Certificates from the preceding Distribution Date over the amount of principal that the holders of the Class B Certificates actually received on such current Distribution Date.

Class B Principal Distributable Amount:  means, with respect to any Distribution Date, the Class B Percentage of the sum of:  (i) the principal portion of all collections on the Loans, including prepayments of principal received during the related Collection Period, (ii) the aggregate of all Substitution Adjustment Principal Amounts received in connection with the substitution of Loans during the related Collection Period, (iii) the principal portion of the Repurchase Price received with respect to any Defective Loan during the related Collection Period and (iv)  the aggregate outstanding principal balance as of the beginning of the related Collection Period of all Loans that became Defaulted Loans during the related Collection Period (without duplication of amounts referred to in clauses (i) and (ii) above).

Class Certificate Principal Balance:  With respect to any Class at any time, the aggregate of the Certificate Principal Balances of all Certificates of such Class.

Code:  The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Collection Period:  With respect to any Series and any Distribution Date, the 6 calendar months immediately preceding the month in which such Distribution Date falls.

Compliance Certification:  The annual certification by a Borrower to CFC under the related Loan Agreement.

Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

Customary Servicing Procedures:  With respect to the Master Servicer, the customary and usual standards of practice employed by the Master Servicer when servicing and administering loans in the Master Servicer’s portfolio of a type comparable to the loans included in each applicable Trust Fund.

Cut-Off Date:  With respect to any Loan, the last day of the month preceding the month of the Series Closing Date on which such Loan became a part of the Trust Fund established on that Series Closing Date.

Custodial Account:  With respect to any Series, the account created and maintained by the applicable Master Servicer pursuant to Section 5.02(b) with respect to the Loans within the Trust Fund relating to such Series.

Cut-Off Date Principal Balance:  With respect to any Loan other than an Eligible Substitute Loan, the unpaid principal balance thereof at the Cut-Off Date after giving effect to all installments of principal due on or prior thereto, whether or not received.  As to any Eligible Substitute Loan, the unpaid principal balance thereof as of the date such Eligible Substitute Loan is sold to the Trustee hereunder.

Defaulted Loan: Any Loan as to which (i) any payment or part thereof, remains unpaid for 30 days or more after the original due date for such payment, (ii)  the related Borrower is subject to any bankruptcy or insolvency proceeding, (iii) the lien of the related Mortgage has been foreclosed, the related Mortgaged Property has been sold pursuant to a power of sale or trustee’s sale or repossessed, or proceedings for foreclosure, sale or repossession have been commenced, or (iv) the Master Servicer has determined, consistent with Customary Servicing Procedures, that such Loan is not collectible.

Defective Loan:  Any Loan which is required to be cured, repurchased or substituted for pursuant to Section 2.02 or Section 4.02.

Denomination:  With respect to any Certificate, the principal balance of such Certificate as of the Series Closing Date on which such Certificate was issued.

Distribution Date:  With respect to any Series, the dates specified in the related Issue Supplement as a Distribution Date for the Certificates of such Series.

DSC Ratio:  The DSC Coverage Ratio for any Borrower, for any calendar year means the ratio determined by adding such Borrower’s Patronage Capital and Operating Margins, Non-Operating Margins – Interest, cash received in respect of generation and transmission and other capital credits, Interest Expense with respect to Long-Term Debt and Depreciation and Amortization Expense for such year, and dividing the sum so obtained by the sum of all payments of principal and interest expense required to be made during such year on account of such Borrower’s Long-Term Debt (but in the event any portion of such Borrower’s Long-Term Debt is refinanced during such year the payments of principal and interest expense required to be made during such year in respect thereof shall be based  (in lieu of actual payments thereon) upon the larger of (x) an annualization of such payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding and (y) the payments of principal and interest expense required to be made during the following year on account of such refinancing debt); Patronage Capital and Operating Margins, Interest Expense with respect to Long-Term Debt, Depreciation and Amortization Expense, principal and interest expense, Non-Operating Margins – Interest and Long-Term Debt being determined in accordance with the Uniform System of Accounts prescribed at the time by RUS or, if such Borrower is not required to maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP, except that in computing Interest Expense with respect to Long-Term Debt, and payments of interest required to be made on account of Long-Term Debt, for the purpose of the foregoing definition, there shall be added, to the extent not otherwise included, an amount equal to 33-1/3% of the excess of the Restricted Rentals paid by such Borrower for such year over 2% of such Borrower’s Equities and Margins for such year as defined in the Uniform System of Accounts prescribed by RUS or, if such Borrower is not required to maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP.

Due Date:  With respect to any Loan, any date upon which any Installment Payment is due in accordance with the terms of the related Mortgage Note.

Eligible Account:  An account that is a segregated account (including a securities account) with an Eligible Depository.

Eligible Depository:  Any Reserve Bank, the Trustee or any other depository institution or trust company approved in writing by an Authorized Officer of the Calculation and Paying Agent incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities.

Eligible Substitute Loan:  A Qualified Loan that is substituted for a Defective Loan pursuant to Section 2.02(d), Section 4.02 or Section 4.04.

Farmer Mac:  The Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States, together with its successors and assigns.

Form 7:  The reporting form designated as such by RUS, or in the event a Borrower does not borrow from RUS, the reporting form designated as such by CFC for its Class A distribution system members.

Final Distribution Date:  With respect to any Class, the Distribution Date specified in the related Issue Supplement as being the Distribution Date on or before which the Certificate Principal Balance of each Certificate within such Class shall have been reduced to zero.

GAAP:  Generally accepted accounting principles in the United States as in effect from time to time.

Governmental Authority:  Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Initial Closing Date:  The date specified in the preamble to this Master Agreement.

Installment Payment:  With respect to any Loan and any Due Date, any payment of principal and/or interest thereon in accordance with the amortization schedule of such Loan (after adjustment for any curtailments occurring prior to the Due Date but before adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period).

Interest Accrual Period:  With respect to any Class and Distribution Date, the period prior thereto specified in the related Issue Supplement.

Issue Supplement:  An instrument executed by the parties hereto pursuant to Section 2.01, which supplements this Master Agreement and identifies and establishes, among other things, a particular Trust and issues a particular Series of Certificates related to such Trust.

Investment Company Act:  The Investment Company Act of 1940, as amended.

Investment Letter: A letter substantially in the applicable form attached as an exhibit to the Issue Supplement in respect of a particular Series (with such changes and modifications as the Depositor, the Trustee and the Calculation and Paying Agent shall agree).

Key Ratio Trend Analysis:  An annual report generated by the Seller containing key financial and operating ratios and other growth indicators for each Borrower.

Loan Agreement:  An original loan agreement to which the applicable Borrower is a party and providing for the Loan which is evidenced by the related Mortgage Note and secured by the related Mortgage.

Loan Interest Rate:  With respect to any Loan, the per annum rate of interest borne thereby as specified in the Mortgage Note or the Loan Agreement relating to such Loan.

Loans:  With respect to each Trust Fund, the Qualified Loans identified on the Schedule of Qualified Loans relating to the Issue Supplement applicable to such Trust Fund.

Master Agreement:  This Master Trust, Sale and Servicing Agreement, as it may be modified, amended or supplemented in accordance with the applicable provisions hereof.

Mortgage:  An original mortgage, deed of trust or other instrument that constitutes a first lien on an interest in real property securing a Mortgage Note.  Such Mortgage may be an RUS form of mortgage, a CFC form of mortgage or the form specified by another lender and agreed to by CFC.  It is understood that the Mortgages provide that one or more promissory notes may be secured by such Mortgage without being specifically identified in such Mortgage and without such Mortgage being amended to reflect such fact.

Mortgage File:  The mortgage documents listed in Section 2.02(b) pertaining to the applicable Loan.

Mortgage Note:  The originally executed note or other evidence of indebtedness of a Borrower under a Loan, together with all riders thereto and amendments thereof.

Mortgaged Property:  The underlying property, which includes real property and may include improvements thereon, securing a Loan.

Net Loan Interest Rate:  With respect to any Loan, the Loan Interest Rate applicable to such Loan, net of the Servicing Fee Rate applicable to such Loan.

Officers’ Certificate:  With respect to any Person, a certificate signed by the Governor, the Chairman of the Board, the Vice Chairman of the Board, the President, any Executive Vice President, Senior Vice President, Vice President or Second Vice President, and any of the Treasurer, the Secretary, or any of the Assistant Treasurers or Assistant Secretaries of such Person delivered pursuant to this Master Agreement.

Opinion of Counsel:  A written opinion of counsel of a law firm reasonably acceptable to the recipient thereof.  Any Opinion of Counsel may be provided by in-house counsel of a Person if reasonably acceptable to the addressee thereof.

Other Insurance Proceeds:  Proceeds of any hazard policy or other insurance policy covering a Mortgaged Property, to the extent such proceeds are not to be applied to the restoration of such Mortgaged Property or released to the Borrower in accordance with the procedures that the Master Servicer would follow in servicing Qualified Loans held for its own account.

Permitted Investments:  One or more of the following:

(i)           obligations of, or guaranteed as to principal and interest by, Farmer Mac or the United States or any agency or instrumentality thereof;

(ii)           repurchase agreements on obligations specified in clause (i), which repurchase agreements will mature not later than the day preceding the immediately following Distribution Date, provided that (a) the unsecured short-term obligations of the party agreeing to repurchase such obligations are at the time rated not less than A-1 by Standard & Poor's and not less than Prime-1 by Moody's, (b) such repurchase agreements are effected with a primary dealer recognized by a Federal Reserve Bank or (c) such repurchase agreements are secured by obligations specified in clause (i) above at not less than 102% of market value determined on a daily basis;

(iii)           demand and time deposits in, certificates of deposit of, or bankers' acceptances maturing in not more than 60 days and issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term obligations of such holding company) have rating of not less than A-1 from Standard & Poor's and a rating of not less than Prime-1 from Moody's;

(iv)           commercial paper (having remaining maturities of not more than 60 days) of any corporation incorporated under the laws of the United States or any state thereof, which on the date of acquisition has been rated not less than A-1by Standard & Poor's and not less than Prime-1 by Moody's;

(v)           securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof if such securities are rated in the highest  long-term unsecured rating categories at the time of investment or the contractual commitment providing for such investment by Standard & Poor's and Moody's; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Custodial Account for any Series to exceed 10% of the outstanding principal balance of the Qualified Loans included in the Trust for such Series (it being understood that the entity directing the investment shall be responsible for compliance with the foregoing restriction on investments);

(vi)           units of a taxable money-market portfolio rated "P-1" by Moody's and "AAAm" by Standard & Poor's and restricted to investments in obligations issued or guaranteed by the United States of America or entities whose obligations are backed by the full faith and credit of the United States of America and repurchase agreements collateralized by such obligations (for which U.S. Bank National Association or an Affiliate thereof may act as portfolio advisor);

(vii)           units of a taxable money-market portfolio restricted to investments which would be “Permitted Investments” under paragraphs (i) through (vi) of this definition of “Permitted Investments”; and

(viii)          other obligations or securities that are specified in the Issue Supplement;

provided that any Permitted Investment shall mature not later than the next applicable Certificate Account Deposit Date (or on the next Distribution Date, in the case of Permitted Investments maintained in the Certificate Account); provided further, that a Permitted Investment may not be an investment which is subject to any deduction or withholding of tax with respect to a Certificateholder that is not a “United States person” under the Code.  Each Permitted Investment may be purchased by the Trustee or through an Affiliate of the Trustee.

Person:  Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

Prepayment Premium:  With respect to any Loan, any premium or yield maintenance payment paid or payable, as the context requires, by the related Borrower in connection with any Principal Prepayment.

Principal Distribution Amount:  With respect to a particular Series and Distribution Date, the sum of the Class A Principal Distributable Amount and the Class B Principal Distributable Amount, each with respect to such series and such Distribution Date.

Principal Prepayment:  Any payment or other recovery of principal on a Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Qualified Loan:  A loan that satisfies the following criteria:

1.	The Borrower is a Class A Member of CFC; a distribution system eligible to borrow from RUS and serving primarily in communities of less than 50,000 residents.

2.
Such loan is a fixed or variable rate term loan that was closed by CFC.  At the time of sale, such loan has an outstanding principal amount in the range of $1 million to $22.5 million and a remaining period until maturity in the range of 3 to 35 years, provided that if such loan provides for an interest rate reset, the resets shall occur no more frequently than once every three years.  Such loan is secured by substantially all of the assets of the Borrower, which must include real estate.  Such assets may also secure one or more prior or future loans made by CFC, RUS or another party to the same Borrower.

3.	Such loan is payable in full upon maturity or amortizes on a level principal or level debt service basis.

4.	Interest is payable on such loan semi-annually. A 30/360 day year is used for calculation purposes.

5.
The documentation for such loan provides that in the event of prepayment of a fixed rate loan on any date other than an interest reset date, the Borrower must pay a premium equivalent to a market make whole amount.

6.	The full amount of such loan is advanced by the time of sale and no further draws are permitted.

7.	The Borrower’s ratio of equity to total assets, measured as of the end of the most recent calendar year prior to the time of sale, is at least 20%.

8.
The Borrower’s ratio of Long-Term Debt to net utility plant, measured as of the end of the most recent calendar year prior to the time of sale, does not exceed 90% (Net utility plant to be determined in accordance with the Uniform Systems of Accounts prescribed at the time by RUS); provided, that Long-Term Debt is determined in accordance with the Uniform System of Accounts prescribed at the time by RUS or, if such Borrower is not required to maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP.

9.	The average of the Borrower’s two highest annual DSC Ratios during the most recent three calendar years prior to the time of sale is not less than 1.4:1.

10.
At the time of the sale, CFC will have at least one other loan to the same Borrower in CFC’s portfolio.  In addition, at the time of sale, it will be the intention of CFC to maintain a credit relationship with such Borrower until such time as the Loan to such Borrower purchased by the Trustee pursuant to this Master Agreement and the related Issue Supplement is repaid in full.

11.	No event of default with respect to such loan shall have been declared by CFC and be continuing at the time of sale.

12.
Such loan shall have been documented in accordance with CFC’s existing practices and procedures at the time such loan was closed, provided that prior to its sale hereunder to the Trustee, the Mortgage Note and related Loan Agreement will be prepared and will include all of the provisions of a Qualified Loan contemplated by this Master Agreement.

Record Date:  With respect to any Distribution Date, the last day of the month immediately preceding the month of such Distribution Date.

REO Property:  A Mortgaged Property acquired on behalf of the applicable Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a Defaulted Loan.

Repurchase Price:  With respect to any Loan, the unpaid principal balance thereof together with accrued and unpaid interest thereon at the Loan Interest Rate to the Due Date next preceding the Distribution Date upon which the net proceeds of such Repurchase Price are to be distributed to the applicable Certificateholders.

Required Certificateholder:  With respect to any Series, the Class B Certificateholder.

Reserve Bank:  Any U.S. Federal Reserve Bank, including its branches.

Responsible Officer:  When used with respect to the Trustee, the Calculation and Paying Agent, the Depositor or the Master Servicer, any officer of such Person, including any Governor, Chairman or any President, any Vice President, any Assistant Vice President, any Assistant Treasurer, any Assistant Secretary or any other officer of such party customarily performing functions similar to those performed by the persons who at the time shall be such officers and, in respect of the Trustee in each case, who is responsible for the administration of this Master Agreement.

Restricted Rentals:  All rentals required to be paid under finance leases and charged to income, exclusive of any amounts paid under any such lease (whether or not designated therein as rental or additional rental) for maintenance or repairs, insurance, taxes, assessments, water rates or similar charges.  For the purpose of this definition the term “finance lease” shall mean any lease having a rental term (including the term for which such lease may be renewed or extended at the option of the lessee) in excess of 3 years and covering property having an initial cost in excess of $250,000 other than automobiles, trucks, trailers, tractors, other vehicles (including without limitation aircraft and ships), office, garage and warehouse space and office equipment (including without limitation computers).

Rule 144A:  The meaning ascribed to such term in Section 3.03(d).

RUS:  Means the Rural Utilities Service of the United States Department of Agriculture, acting by and through the Administrator of the Rural Utilities Service, and including any successor agencies or departments.

Schedule of Qualified Loans:  With respect to each Trust, the list of Loans transferred to the Trustee with respect to such Trust on the applicable Series Closing Date and incorporated into and made part of the applicable Issue Supplement, which list may be amended pursuant to Section 4.04 upon conveyance of an Eligible Substitute Loan.  Such schedule may consist of multiple reports that collectively set forth all of the requisite information.

Scheduled Principal Balance:  With respect to any Eligible Substitute Loan and the related date of substitution, the principal balance of such Eligible Substitute Loan as of such date of substitution.

Securities Act:  The Securities Act of 1933, as amended.

Series:  A separate series of Certificates issued pursuant to this Master Agreement and the related Issue Supplement.

Series Closing Date:  With respect to any Series, the date specified in the related Issue Supplement, which date shall coincide with the Pool Closing Date specified in the PA Supplement for the related Loans.

Servicer Default:  An event described in Section 5.15.

Servicing Advances:  With respect to each Loan, all customary and reasonable costs and expenses (including the reasonable fees and disbursements of counsel to the Master Servicer) incurred in accordance with the Customary Servicing Procedures of the Master Servicer in the performance by the Master Servicer of its servicing obligations consisting of or relating to (i) the preservation, restoration and protection of the related Mortgaged Property, (ii) any enforcement or remedial activities or judicial proceedings, including foreclosures and (iii) the amendment, modification, restructuring or work-out of such Loan.

Servicing Certificate:  With respect to each Trust, a certificate completed and executed by a Servicing Officer on behalf of the Master Servicer in accordance with Section 5.13(a).  Each Servicing Certificate shall be substantially in the form of Exhibit A (with such changes and modifications as the Master Servicer, the Trustee and the Calculation and Paying Agent shall agree).

Servicing Fee:  With respect to each Loan, the product of (i) the Servicing Fee Rate with respect to such Loan, and (ii) the outstanding principal amount of such Loan, as determined in the following sentence.  The Servicing Fee shall be payable on the Due Date that interest on such Loan is payable and computed on the basis of the same time period with respect to which interest on such Loan is computed, without giving effect to any principal amount of such Loan paid or payable on the applicable Due Date.

Servicing Fee Rate:  With respect to each Loan within a Trust Fund, the rate per annum set forth in the applicable Issue Supplement or, if applicable, the Schedule of Qualified Loans relating to such Issue Supplement.

Servicing File:  The following documents pertaining to each Loan:

1.	a copy of the most recent Compliance Certification by an officer of the related Borrower;

2.	the most recent fiscal year-end certified audit of such Borrower;

3.	a copy of the most recent unaudited annual financial statements of such Borrower (which may be set forth on a Seller form or Form 7); and

4.	the most recent Key Ratio Trend Analysis, as available.

Servicing Officer:  Any officer of the Master Servicer involved in, or responsible for, the administration and servicing of the Loans whose name and specimen signature appears on a list of Servicing Officers furnished to the Trustee by the Master Servicer on the applicable Series Closing Date, as such list may from time to time be amended by delivery of written notice by an existing Servicing Officer.

Stated Principal Balance:  With respect to any Loan and date, the unpaid principal balance of such Loan as of the Due Date immediately preceding such date as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period) after giving effect to any previous partial Principal Prepayments and Cash Liquidation Proceeds allocable to principal and to the payment of principal due on such Due Date and irrespective of any delinquency in payment by the related Borrower.

Substitution Adjustment Principal Amount:  With respect to any date of substitution, the amount, if any, by which the unpaid principal balance of any Defective Loan for which one or more Eligible Substitute Loans are substituted on such date of substitution, exceeds the aggregate Scheduled Principal Balances of such Eligible Substitute Loans.

Total Available Amount: means, for each Distribution Date, the sum of the Available Interest and the Available Principal.

Trust:  Each separate trust created pursuant to this Master Agreement and each Issue Supplement.

Trust Fund:  With respect to any particular Series, the corpus of the Trust created by this Master Agreement and the Issue Supplement applicable thereto, consisting (without duplication) of (i) the Loans identified on the Schedule of Qualifying Loans relating to the applicable Issue Supplement, together with all proceeds thereof, (ii) the Mortgage Files and other documents delivered pursuant to Section 2.02(b), (iii) the rights in the Custodial Account relating to the applicable Trust and in all cash and investments therein from time to time, and (iv) the Certificate Account relating to the Certificates representing beneficial interests in such Trust Fund and in all cash and investments held therein.

Trustee:  The meaning ascribed to such term in the preamble to this Master Agreement.

Section 1.02. Other Definitional Provisions.

(a)           All terms defined in this Master Agreement shall have the defined meanings when used in any Issue Supplement, certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)           As used in this Master Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Master Agreement or in any such Issue Supplement, certificate or other document, and accounting terms partly defined in this Master Agreement or in any such Issue Supplement, certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms in this Master Agreement or in any such Issue Supplement, certificate or other document are inconsistent with the meanings of such terms under GAAP in effect on the date hereof, the definitions contained in this Master Agreement or in any such Issue Supplement certificate or other document shall control.

(c)           The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Master Agreement shall refer to this Master Agreement as a whole and not to any particular provision of this Master Agreement; Section and Exhibit references contained in this Master Agreement are references to Sections and Exhibits in or to this Master Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(d)           The definitions contained in this Master Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II
Applicable Documentation; Sale of Qualifying Loans

Section 2.01. Trust Established.  An Issue Supplement establishing a Trust, selling the applicable Loans and issuing the Certificates evidencing beneficial ownership interests in the Trust Fund of such Trust shall be executed by the Trustee, the Calculation and Paying Agent, the Depositor and the Master Servicer on each Series Closing Date.  Each Issue Supplement shall identify and relate to a particular Series of Certificates and establish a distinct Trust and a distinct Trust Fund.

Section 2.02. Sale of Loans.

(a)           On each Series Closing Date, pursuant to the execution and delivery of the applicable Issue Supplement and concurrently with the delivery of the Series of Certificates issued on such Series Closing Date, the Depositor shall sell, transfer, assign, set-over and otherwise convey to the Trustee and the Trustee shall purchase from the Depositor, without recourse except as specifically set forth herein or in the Issue Supplement, all the right, title and interest of the Depositor in, to and under the Loans identified on the Schedule of Qualified Loans incorporated into such Issue Supplement.  The Loans identified on the Schedule of Qualified Loans incorporated into each Issue Supplement shall be identical to the Loans identified on the Schedule of Qualified Loans incorporated into the PA Supplement relating to such Series.  Each Issue Supplement shall specify the Servicing Fee Rate applicable to the Loans identified on the Schedule of Qualified Loans incorporated into such Issue Supplement.  In connection with such sale, the Depositor assigns to the Trustee or Trustees for the benefit of the Certificateholders all (but not less than all) of the Depositor's right, title and interest in, to and under any PA Supplement, together with all of its right, title and interest in, to and under the Master Loan Purchase Agreement as it relates to such PA Supplement, as provided in Section 4.05.  Such rights assigned to the Trustee include, but are not limited to, the rights of the Depositor under Section 2.01, Section 4.01 and Section 5.01 of the Master Loan Purchase Agreement.

(b)           In connection with such sale, transfer, assignment, setting over and conveyance described in Section 2.02(a), the Depositor will deliver to, or deposit with, the Trustee the following documents or instruments with respect to each Loan so sold, transferred, assigned, set over and otherwise conveyed:

(i)           the Mortgage Note, endorsed, without recourse, to the Trustee, with all necessary intervening endorsements showing a complete chain of endorsement from the originator to the Depositor, if applicable;

(ii)          a copy of the applicable Mortgage;

(iii)         an original of each amendment to the Mortgage Note and a copy of each amendment to the Mortgage in CFC’s possession;

(iv)         the original Loan Agreement;

(v)          the original Opinion of Counsel of Borrower’s counsel; and

(vi)         copies of any Additional Collateral Documents.

The Depositor acknowledges and understands that ownership of each document in a Mortgage File is vested in the Trust.  Neither the Depositor nor the Master Servicer shall take any action inconsistent with such ownership.  Each of the Depositor and the Master Servicer (as the originator of the Loans) agrees to indicate on its books and records at each Series Closing Date that the Loans sold pursuant to Section 2.02(a) on such Series Closing Date have been sold to the Trustee, and to advise all inquiring parties that such Loans have been sold to the Trustee.

The Trustee acknowledges receipt of those documents referred to in this Section 2.02(b) and declares that it holds and will hold such documents and the other documents delivered to it constituting the Mortgage Files in trust for the exclusive use and benefit of all present and future Certificateholders.

(c)           The Depositor shall execute, acknowledge and deliver all other documents furnished to the Depositor by the Trustee as may be necessary to effectuate the transfer contemplated by this Section 2.02 and the applicable Issue Supplement to the Trustee of all right, title and interest of the Depositor in and to the Loans and the related Mortgages.

(d)           If within 90 days of the applicable Series Closing Date, the Trustee finds any document or documents constituting a part of a Mortgage File to be missing, mutilated, torn, damaged or defective on its face, the Trustee shall, as assignee of the rights of the Depositor under the Master Loan Purchase Agreement and the PA Supplements, notify the Depositor and CFC of such fact in writing.  CFC shall then correct or cure the subject matter of such notice within one year from the date of such notice.  If (x) CFC does not correct or cure the subject matter of such notice within such one year period and (y) such omission or defect relates to any document identified in Section 2.02(b)(i), (ii), (iii), (iv) or (vi), the Trustee shall direct CFC to replace the related Defective Loan with one or more Eligible Substitute Loans in the manner and subject to the conditions set forth in Section 4.03 of the Master Loan Purchase Agreement.  Upon receipt of such Eligible Substitute Loan or Eligible Substitute Loans, the Trustee promptly shall deliver to the Depositor the related Mortgage File, and shall also execute and deliver such instruments of transfer or assignment prepared by the Depositor, in each case without recourse, as may be necessary to effectuate the transfer to the Depositor of all right, title and interest of the Trustee in and to each applicable Loan.

Section 2.03.  Delivery and Payment.  With respect to each Series, the Depositor shall deliver to the Trustee on the related Series Closing Date, all of the documents referred to in Section 2.02(b) with respect to the applicable Loans, together with all interest and principal received on or with respect to the applicable Loans from and after the Cut-Off Date (other than payments due on such Loans on or before the Cut-Off Date and other than that portion of any payment of interest received after the Cut-Off Date that represents interest accruing on or prior to the Cut-Off Date).  Such delivery shall be made against payment to the Depositor of the Purchase Price for the applicable Loans as defined and set forth in the applicable Issue Supplement.

Section 2.04.  Safekeeping and Release of Required Documents.  The Mortgage Files and all other documents with respect to the Loans constituting part of a Trust Fund delivered by the Depositor pursuant to this Master Agreement and the applicable Issue Supplement shall be kept by the Trustee or an agent of the Trustee (appointed after consultation with the Depositor) on its behalf in trust for the exclusive use and benefit of all present and future Holders of Certificates of the applicable Series.

Section 2.05. Authorized Officers.  The manual or facsimile signature of any individual appearing on this Master Agreement, any Issue Supplement or any document or certificate issued pursuant to this Master Agreement, and which is designated as the signature of a Responsible Officer of any Person, shall constitute conclusive evidence that such individual is, in fact, authorized to execute such document, notwithstanding that such authorization may have lapsed prior to the effective date of such document.

Section 2.06. Delivery of Instruments.  The Trustee shall furnish to each Certificateholder, upon request, without attachments, copies of this Master Agreement, the Issue Supplement relating to such Certificateholder and the Certificate or Certificates held by such Holder.

Section 2.07. Agreed Treatment of Trusts and Certificates.  The parties hereto and, by acceptance or acquisition of a Certificate, the Holder of each Certificate, intend to treat each Trust as a grantor trust for United States federal, state and local tax purposes, and to treat the Certificates (including all payments and proceeds with respect to such Certificates) as undivided beneficial ownership interests in the related Trust Fund for United States federal, state and local tax purposes.  The provisions of this Master Agreement shall be applied and interpreted to further this intention and agreement of the parties, including, without limitation, so as to circumscribe any right to exercise discretion granted to the Master Servicer, the Trustee or the Calculation and Paying Agent herein as to matters relating to the Loans.

Section 2.08. Notice of Sale of Loans.  Promptly following each Series Closing Date, CFC shall notify the Borrower under each Loan identified on the related Schedule of Qualified Loans that such Loan has been conveyed to the Trust identified on such schedule.

ARTICLE III
The Certificates

Section 3.01. Certificates Issuable in Classes; General Provisions with Respect to Principal and Interest Distributions.  (a)  The Certificates may consist of only one Class or may be divided into two or more Classes and shall be designated generally as Rural Utilities MBS Certificates, with such particular designations added or incorporated into such title for the Certificates of any particular Class as specified in the related Issue Supplement.

(b)           Distributions on the Certificates shall be made in such amounts as among Classes of Certificates, and subject to such other conditions, as are provided in the Issue Supplement with respect to such Class.  Each Certificate will share ratably in all rights of the related Class.

Section 3.02. Issuance and Authentication of Certificates.  (a)  The Certificates shall be issued in definitive, fully registered form only, substantially in the form attached to each Issue Supplement.  The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Registrar by an authorized officer.

(b)           No Certificate shall be entitled to any benefit under this Master Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication executed by an authentication agent appointed by the Trustee (the “Authenticating Agent”) by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.  The Trustee is hereby initially appointed to act as the Authenticating Agent with power to act on the Trustee’s behalf in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided.  If the Authenticating Agent resigns or is terminated, the Trustee shall appoint a successor Authenticating Agent which may be the Trustee or an affiliate thereof.

(c)           Except as limited by this Master Agreement, the Certificates of any Class shall be subject to the provisions of the related Issue Supplement.

Section 3.03. Registration of Transfer and Exchange of Certificates; Transfer Restrictions.  (a)  At all times during the term of this Master Agreement, there shall be maintained at the office of a registrar appointed by the Trustee (the “Certificate Registrar”) a register (the “Certificate Register”) in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and transfers and exchanges of Certificates as herein provided.  The Trustee is hereby initially appointed as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided.  The Trustee may appoint any other bank or trust company to act as Certificate Registrar under such conditions as the Trustee may prescribe; provided that the Trustee shall not be relieved of any of its duties or responsibilities hereunder as Certificate Registrar by reason of such appointment.  If the Trustee resigns or is removed in accordance with the terms hereof, the successor trustee shall immediately succeed to its predecessor’s duties as Certificate Registrar.

(b)           In the event that there is a discrepancy between (i) the Certificate Principal Balance as noted on the grid attached to a Certificate and (ii) the Certificate Principal Balance reflected in the Certificate Register, the Certificate Register shall be controlling in the absence of manifest error.  No service charge shall be made to a Holder for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Certificates.

(c)           The Certificates shall contain the following restrictive legends:

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITY LAW.  THE HOLDER HEREOF AGREES THAT, FOR THE BENEFIT OF THE TRUST, NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO THE SECOND ANNIVERSARY OF THE ISSUANCE HEREOF OR (Y) AT ANY TIME BY ANY TRANSFEROR THAT WAS AN AFFILIATE OF THE TRUST DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH OFFER, RESALE, PLEDGE OR OTHER TRANSFER, IN EITHER CASE, OTHER THAN (1) TO THE TRUST, (2) TO A PERSON WHOM THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER, IN EACH CASE, TO WHOM NOTICE IS GIVEN THAT THE OFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE WITH AN INVESTMENT LETTER RELATING TO THE TRANSFER OF THIS CERTIFICATE, (3) TO AN INSTITUTIONAL ACCREDITED INVESTOR (AS THAT TERM IS DESCRIBED IN RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE WITH AN INVESTMENT LETTER RELATING TO THE TRANSFER OF THIS CERTIFICATE, (4) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, THAT, PRIOR TO THE TRANSFER, FURNISHES THE TRUSTEE WITH AN INVESTMENT LETTER RELATING TO THE TRANSFER OF THIS CERTIFICATE, (5) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, INCLUDING THAT PROVIDED BY RULE 144 (IF AVAILABLE) UNDER THE SECURITIES ACT, PROVIDED THAT, PRIOR TO THE TRANSFER, THE TRANSFEREE FURNISHES THE TRUSTEE WITH AN INVESTMENT LETTER RELATING TO THE TRANSFER OF THIS CERTIFICATE, OR (6) FOLLOWING THE REGISTRATION OF THIS CERTIFICATE UNDER THE SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

NO TRANSFER, SALE, PLEDGE OR OTHER DISPOSITION OF THIS CERTIFICATE OR INTEREST THEREIN SHALL BE MADE UNLESS THAT TRANSFER, SALE, PLEDGE OR OTHER DISPOSITION WILL NOT CAUSE THE TRUST TO BECOME SUBJECT TO REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940 (THE “INVESTMENT COMPANY ACT”) OR EXCEPT AS PROVIDED IN CLAUSE (6) ABOVE, TO BECOME SUBJEC TO REGISTRATION UNDER THE SECURITIES ACT.

NO TRANSFER, SALE, PLEDGE OR OTHER DISPOSITION OF THIS CERTIFICATE OR INTEREST THEREIN MAY BE MADE TO ANY EMPLOYEE BENEFIT PLAN, TRUST OR ACCOUNT WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, OR TO AN ENTITY WHOSE UNDERLYING ASSETS ARE SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986.

(d)           No Certificate, nor any interest or participation therein, may be offered, resold, pledged or otherwise transferred (i) prior to the second anniversary of the issuance hereof or (ii) at any time by any transferor that was an affiliate of the applicable Trust during the three months preceding the date of such offer, resale, pledge or other transfer, in either case, other than (1) to such Trust, (2) to a person whom the transferor reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (“Rule 144A”), purchasing for its own account or for the account of a qualified institutional buyer, in each case, to whom notice is given that the offer, resale, pledge or other transfer is being made in reliance on Rule 144A, that prior to the transfer of any Certificate, furnishes the Trustee with an Investment Letter relating to the transfer of such Certificate, (3) to an institutional accredited investor (as that term is described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that prior to the transfer of any Certificate, furnishes the Trustee with an Investment Letter relating to the transfer of such Certificate, (4) to a non-U.S. person in an offshore transaction in accordance with regulation S under the Securities Act that prior to the transfer of any Certificate, furnishes the Trustee with an Investment Letter relating to the transfer of such Certificate, (5) pursuant to another available exemption from the registration requirements under the Securities Act, including that provided by Rule 144 (if available) under the Securities Act, provided that the transferee provide a written opinion of counsel acceptable to and in form and substance satisfactory to the Trustee opining as to such exemption, or (6) following the registration of the Certificates under the Securities Act, in each case, in accordance with any applicable securities Law of any state of the United States or any other applicable jurisdiction.  No transfer, sale, pledge or other disposition of any Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition will not cause the applicable Trust to become subject to registration under either the Securities Act or the Investment Company Act.  To the extent that any purported transfer, sale, pledge or other disposition of a Certificate or interest therein is made in contravention of the terms contained in this Section 3.03(d), such transfer shall be deemed null and void ab initio, shall have no effect hereunder and shall not be effective to grant or transfer any rights to the purported transferee.

(e)           No transfer, sale, pledge or other disposition of any Certificate or interest therein may be made to any employee benefit plan, trust or account which is subject to the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Code, or to an entity whose underlying assets are subject to the Employee Retirement Income Security Act of 1974 or section 4975 of the Code.  The Calculation and Paying Agent hereby indemnifies and holds harmless the Depositor and CFC from and against all costs, expenses, fines, penalties, tax consequences, liabilities, obligations and losses, including without limitation reasonable attorneys’ fees and expenses, incurred by the Depositor , CFC or both as a result of, relating to, or as a consequence of the violation of the covenant in the preceding sentence.

Section 3.04. Mutilated, Destroyed, Lost or Stolen Certificates.  If (i) any mutilated Certificate is surrendered to the Trustee or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee such security or indemnity as may be required by the Trustee, the Depositor or the Master Servicer to save the Trustee, the Depositor and the Master Servicer harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor, class and percentage interest.  Upon the issuance of any new Certificate under this Section 3.04, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith and any other expenses (including the fees and expenses of the Trustee) connected therewith.  Any duplicate Certificate issued pursuant to this Section 3.04 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 3.05. Persons Deemed Owners.  The Trustee, the Depositor, the Master Servicer and any agent thereof may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 6.04 and for all other purposes whatsoever.

ARTICLE IV
Representations and Warranties

Section 4.01.  Representations and Warranties of the Calculation and Paying Agent.  The Calculation and Paying Agent represents and warrants as of the Initial Closing Date and each Series Closing Date as follows:

(a)           The Calculation and Paying Agent is a federally chartered instrumentality of the United States duly organized, validly existing and in good standing under the laws governing its creation and existence and with corporate power and authority to conduct its business as it is currently being conducted; the Calculation and Paying Agent holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted.

(b)           The Calculation and Paying Agent has the requisite power and authority to execute and deliver this Master Agreement and each Issue Supplement and to perform its duties thereunder and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the performance of such duties; the persons signing such documents and taking such actions on behalf of the Calculation and Paying Agent, respectively, have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against it in accordance with their terms.

(c)           No action, suit or proceeding is pending or, to the best of Calculation and Paying Agent’s knowledge, threatened against it that would prohibit its entering into this Master Agreement or any Issue Supplement or performing its obligations under this Master Agreement or any Issue Supplement or, in the reasonable opinion of the Calculation and Paying Agent has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement or any Issue Supplement.

(d)           The Calculation and Paying Agent is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement, any Issue Supplement or any of the other agreements executed in connection therewith, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.

(e)           The Calculation and Paying Agent is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Calculation and Paying Agent or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Calculation and Paying Agent hereunder or under any Issue Supplement.

(f)           The execution and delivery of this Master Agreement by the Calculation and Paying Agent and the performance and compliance with the terms of this Master Agreement  or any Issue Supplement by the Calculation and Paying Agent will not violate the statues and regulations which govern the operation of the Calculation and Paying Agent, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Calculation and Paying Agent is a party or which may be applicable to the Calculation and Paying Agent, or any of its assets.

(g)           The Calculation and Paying Agent is not in default hereunder and no event or circumstance has occurred or exists which, with notice or lapse of time or both, would constitute a default by the Calculation and Paying Agent hereunder.

Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in this Section 4.01, such discovering party shall give prompt written notice to the other parties.  It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 4.01 shall survive delivery of the respective Mortgage Files to the Trustee.

Section 4.02. Representations, Warranties and Agreement of the Depositor.  The Depositor hereby represents and warrants as of the Initial Closing Date and each Series Closing Date as follows:

(a)           The Depositor is a Delaware limited liability company duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Depositor holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted.

(b)           The Depositor has the requisite power and authority to execute and deliver this Master Agreement and each Issue Supplement, to transfer, assign and deliver all the Loans identified on each applicable Schedule of Qualified Loans to the Trustee and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Master Agreement and each Issue Supplement.  The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Depositor in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)           The Depositor is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement or any Issue Supplement except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.

(d)           No action, suit or proceeding is pending or, to the best of the Depositor’s knowledge, threatened against it that would prohibit it from entering into this Master Agreement or any Issue Supplement or performing its obligations under this Master Agreement and each Issue Supplement or, in the reasonable opinion of the Depositor has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement or any Issue Supplement.

(e)           The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Depositor or its properties or would reasonably be expected to have consequences that would materially adversely affect its performance hereunder or under any Issue Supplement.

(f)           This Master Agreement constitutes a valid transfer and assignment to the Trustee of all right, title and interest of the Depositor in and to the Loans, and the other property conveyed pursuant to this Master Agreement and each Issue Supplement.

(g)           The execution and delivery of this Master Agreement and each Issue Supplement by the Depositor and the performance and compliance with the terms of this Master Agreement and each Issue Supplement by the Depositor will not violate the organizational and operational documents of the Depositor, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Depositor is a party or which may be applicable to the Depositor, or any of its assets.

(h)           Following payment in full for the Loans identified on a Schedule of Qualified Loans, the Depositor will have no right, title or interest in, to or under any such Loans, or the related Trust Fund or the assets and properties thereof.

Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in this Section 4.02, such discovering party shall give prompt written notice thereof to the other parties.

If any party to this Master Trust Agreement becomes aware of any breach of any representation or warranty set forth in Section 4.01(i) of the Master Loan Purchase Agreement that materially and adversely affects the interests of the Trust Fund in the related Qualified Loan, that party shall promptly notify each of the other parties to this Master Agreement and the Required Certificateholder of such breach and the Trustee shall direct CFC to comply with its obligations under the Master Loan Purchase Agreement to either (i) cure such breach in all material respects, (ii) purchase the Defective Loan in question from the Trustee by the deposit of the Repurchase Price into an account designated by the Trustee, or (iii) replace such Defective Loan with one or more Eligible Substitute Loans in the manner and subject to the conditions set forth in Master Loan Purchase Agreement; provided, that CFC may only replace a Defective Loan with one or more Eligible Substitute Loans on or before the date which is two (2) years following the Series Closing Date relating to the Trust Fund which contains such Defective Loan.

It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 4.02 shall survive delivery of the respective Mortgage Files to the Trustee.

Section 4.03. Representations and Warranties of the Master Servicer.  The Master Servicer hereby represents and warrants as of the Initial Closing Date and each Series Closing Date as follows:

(a)           The Master Servicer is a cooperative association duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Master Servicer holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted and is or will be in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Loan.

(b)           The Master Servicer has the requisite power and authority to execute and deliver this Master Agreement and each Issue Supplement, to service and administer all the Loans identified on each applicable Schedule of Qualified Loans in accordance with the terms of this Master Agreement and each Issue Supplement, as applicable, and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Master Agreement and each Issue Supplement.  The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Master Servicer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)           The Master Servicer is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement, any Issue Supplement or any of the other Transaction Documents, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.

(d)           No action, suit or proceeding is pending or, to the best of the Master Servicer’s knowledge, threatened against it that would prohibit it from entering into this Master Agreement or any Issue Supplement or performing its obligations under this Master Agreement and each Issue Supplement or, in the reasonable opinion of the Master Servicer has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement or any Issue Supplement.

(e)           The Master Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Master Servicer or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Master Servicer hereunder or under any Issue Supplement.

(f)           The execution and delivery of this Master Agreement by the Master Servicer and the performance and compliance with the terms of this Master Agreement  or any Issue Supplement by the Master Servicer will not violate the Articles of Incorporation or Bylaws of the Master Servicer, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or which may be applicable to the Master Servicer, or any of its assets.

(g)           No Servicer Default has occurred and is continuing and no event or circumstance has occurred or exists which, with notice or lapse of time or both, would constitute a Servicer Default.

Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in this Section 4.03, such discovering party shall give prompt written notice to the other parties.  It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 4.03 shall survive delivery of the respective Mortgage Files to the Trustee.

Section 4.04.  Substitution or Repurchase of Loans.

(a)           If CFC elects to substitute an Eligible Substitute Loan or Loans for a Defective Loan pursuant to the Master Loan Purchase Agreement, the Trustee shall direct CFC, on each date of substitution, to:

(i)           convey the Eligible Substitute Loans and deliver the related Mortgage Files to the Trustee as provided in Section 2.01(b) and Section 2.01(c) of the Master Loan Purchase Agreement and Section 2.02(b) and Section 2.02(c) hereof;

(ii)           deposit or cause to be deposited into the applicable Custodial Account no later than the date of substitution (A) the related Substitution Adjustment Principal Amount, if any, plus (B) interest on such Substitution Adjustment Principal Amount at the Loan Interest Rate of the related Defective Loan being replaced from the previous Due Date for such Defective Loan (or, if there has been no Due Date for such Loan subsequent to the Cut-Off Date, from the Cut-Off Date) to the Due Date next preceding the first Distribution Date to occur after such substitution, at which time such Substitution Adjustment Principal Amount and related interest is to be distributed to the applicable Certificateholders; and

(iii)           deliver to the Trustee an Officer’s Certificate certifying that the requirements of the Master Loan Purchase Agreement with respect to the replacement of the Defective Loans in question have been met.

(b)           The Depositor shall amend the Schedule of Qualified Loans to reflect the repurchase or transfer to CFC of each Loan that has become a Defective Loan and the substitution of the Eligible Substitute Loan or Loans and the Depositor shall deliver the amended Schedule of Qualified Loans to the Trustee.  Upon such substitution, each Eligible Substitute Loan shall be subject to the terms of this Master Agreement and the related Issue Supplement in all respects and all rights of the Depositor under the Master Loan Purchase Agreement with respect to such Eligible Substitute Loan shall be and hereby are assigned to the Trustee for the benefit of the Certificateholders.  Upon any such substitution and the deposit to the Custodial Account of the Repurchase Price or of any required Substitution Adjustment Principal Amount, the Trustee promptly shall deliver the Mortgage File relating to such Defective Loan to CFC and shall execute and deliver at CFC’s direction such instruments of transfer or assignment prepared by CFC, in each case without recourse, as shall be necessary to transfer to CFC, or its designee, any Defective Loan substituted for or repurchased pursuant to this Section 4.04(b).

Section 4.05.  Assignment of Interest in the Master Loan Purchase Agreement.  The Depositor hereby assigns to the Trustee for the benefit of the Certificateholders all (but not less than all) of the Depositor’s right, title and interest in, to and under any PA Supplement, together with all of its rights, title and interest in, to and under the Master Loan Purchase Agreement as it relates to such PA Supplement, to the Trustee or Trustees for the benefit of the Certificateholders.  The rights assigned under the Master Loan Purchase Agreement shall include, but not be limited to, the rights under Section 2.01, Section 4.01 and Section 5.01 of the Master Loan Purchase Agreement.  Insofar as such assignment relates to representations and warranties in the Master Loan Purchase Agreement and any remedies provided thereunder for any breach of such representations and warranties (including the provisions of Section 2.01(d), Section 4.01 and Section 4.02 of the Master Loan Purchase Agreement), such right, title and interest may be enforced by the Trustee on behalf of the Certificateholders.

ARTICLE V
Administration And Servicing of Loans

Section 5.01.  Servicing of the Loans.  (a)  The Master Servicer hereby agrees to service and administer the Loans sold pursuant to this Master Agreement and each Issue Supplement in accordance with the terms of this Master Agreement, the applicable Issue Supplement, applicable law and the terms of the Loans.  In connection with such servicing and administration, the Master Servicer shall have full power and authority, acting alone and/or through sub-servicers, to do or cause to be done any and all things, in connection with such servicing and administration, that the Master Servicer may deem necessary or desirable and consistent with the terms of this Master Agreement including, but not limited to, the power and authority, subject to the terms hereof, (a) to execute and deliver, on behalf of the Trustee or the Certificateholders, customary consents or waivers and other instruments and documents, (b) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages (but only in the manner provided in this Master Agreement), (c) to collect any Other Insurance Proceeds and other Cash Liquidation amounts, and (d) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Loan.  In servicing and administering the Loans, the Master Servicer shall employ procedures in accordance with the Customary Servicing Procedures of the Master Servicer.  The Master Servicer will exercise the same care in servicing the Loans that it exercises in servicing loans to the same Borrower held in the Master Servicer’s portfolio.  The Master Servicer will act in the best interest of the Trust Fund in servicing Loans held in such Trust Fund.  Without limiting the generality of the foregoing, the Master Servicer, in its own name or in the name of the Trustee, is hereby authorized and empowered by the Trustee, when the Master Servicer believes it appropriate in its reasonable judgment, to execute and deliver on behalf of the Trustee any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Loans and with respect to the related Mortgaged Properties.  The Master Servicer shall prepare and deliver to the Trustee such documents requiring execution and delivery by it as is necessary or appropriate to enable the Master Servicer to service and administer the Loans to the extent that the Master Servicer is not permitted to execute and deliver such documents pursuant to the preceding sentence.  In addition to the foregoing, the Trustee shall provide a power of attorney or other appropriate authorization as shall be necessary or desirable, in the Master Servicer’s judgment, to enable the Master Servicer to act as the agent of the Trustee as the mortgagee under each Mortgage and as the secured party under each Additional Collateral Document.  Upon receipt of such documents, the Trustee, upon the direction of the Master Servicer, shall promptly execute such documents and deliver them to the Master Servicer.

(b)           With respect to each Loan as to which the Master Servicer holds one or more loans to the same Borrower in the Master Servicer’s portfolio on the applicable Series Closing Date (the “Master Servicer’s Loans”), the Master Servicer will provide the following information about each such Master Servicer’s Loan to the Trustee and the Required Certificateholder on such Series Closing Date:  (i) the type of credit involved in such Master Servicer’s Loan, (ii) whether such Master Servicer’s Loan is secured by some or all of the collateral which secures the Loan, (iii) the principal amount of such Master Servicer’s Loan, (iv) whether any Event of Default (as defined in such Master Servicer’s Loan) has occurred and is continuing, and (v) the maturity date of such Master Servicer’s Loan.

(c)           The relationship of the Master Servicer (and of any successor to the Master Servicer as servicer under this Master Agreement) to each Trust, the Depositor, the Trustee and the Calculation and Paying Agent under this Master Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture, partner or agent.

(d)           In accordance with the terms of this Master Agreement, the Master Servicer may waive, modify, amend or vary any term of any Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Borrower if in the Master Servicer’s judgment such waiver, modification, consent, postponement or indulgence will make it more likely that such Borrower will be able to successfully repay the Loan in question; provided, however, that the Master Servicer will notify the Trustee and the Required Certificateholder of each event of default (as such term is defined in the documentation for the applicable Loan) that has occurred and is continuing under the documentation for such Loan, and the Master Servicer shall not:  (i) waive any event of default under such Loan documents, (ii) reduce the Loan Interest Rate applicable to such Loan or forgive any principal, (iii) postpone any date for the payment of principal or interest on account of such Loan, (iv) extend the maturity date of such Loan, or (v) implement a workout plan, commence a foreclosure proceeding, accept a deed in lieu of foreclosure, conduct a pre-foreclosure sale or seek a deficiency judgment without, in each such case, giving the Trustee and the Required Certificateholder at least 10 Business Day’s prior written notice of its intention to do so (each such notice, a “10 Business Day Notice”).  In addition to the foregoing, if one or more loans in the Master Servicer’s own portfolio present the same issue or issues as the Loan which is the subject of a 10 Business Day Notice but the Master Servicer does not propose to handle such issues under such loans in a manner similar to the proposal submitted to the Trustee and the Required Certificateholder, the Master Servicer will so state in the 10 Business Day Notice and include a description of how such issues will be handled in such loans.  If by the end of the applicable 10 Business Day Notice period, the Master Servicer has not received written notice from the Required Certificateholder disapproving of the proposal set forth in the applicable 10 Business Day Notice, the Master Servicer may proceed to implement such proposal.  If the Required Certificateholder notifies the Master Servicer within the applicable 10 Business Day Notice period that it disapproves of any such proposal with respect to a Loan, the Master Servicer and the Required Certificateholder will consult with one another as to the best way to proceed and the Required Certificateholder’s decision with respect to such Loan will be binding on the Master Servicer; provided, however, that the Master Servicer shall have the right to handle such issues under the loans in its own portfolio in such manner as the Master Servicer deems appropriate or desirable.

(e)           Without limiting the generality of the foregoing, the Master Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Trustee, all agreements and instruments as may be necessary or desirable in connection with the performance of its rights and obligations pursuant to this Section 5.01.  If reasonably required by the Master Servicer, the Trustee shall furnish the Master Servicer with any powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Master Agreement, the Mortgages and the other documentation pertaining to the loans.

(f)           In the ordinary course of business, the Master Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with this Master Agreement and each applicable Issue Supplement including those standards set forth in this Section 5.01.  Any such delegation may include entering into subservicing agreements with any Person or Persons, for the servicing and administration of the Loans or a portion thereof. Such delegation shall not relieve the Master Servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation.  Notwithstanding anything to the contrary contained herein, or in any agreement relating to any such delegation, the Master Servicer shall remain obligated and liable to the Trustee and the Certificateholder for the servicing and administration of the Loans in accordance with the provisions of this Master Agreement and each applicable Issue Supplement to the same extent and under the same terms and conditions as if it alone were servicing and administering the Loans. The Master Servicer shall provide the Trustee with written notice of delegation of any of its duties to any Person other than any of the Master Servicer’s Affiliates or their respective successors and assigns on the later of the respective Series Closing Date or 60 days prior to such delegation.

Section 5.02. Collection of Loan Payments; Establishment of Series Custodial Accounts.

(a)           Continuously from the date hereof until the principal and interest on all Loans is paid in full, the Master Servicer will proceed diligently, in accordance with this Master Agreement, to collect all payments due under each of the Loans it services when the same shall become due and payable.

(b)           On each Series Closing Date, the Master Servicer shall establish and maintain a Custodial Account with respect to such Series, which shall be an Eligible Account.  The Master Servicer shall deposit or cause to be deposited into each applicable Custodial Account, all on a daily basis within two Business Days of receipt, except as otherwise specifically provided herein or in an applicable Issue Supplement, the following payments and collections received by the Master Servicer in respect of the Loans relating to such Series subsequent to the Cut-Off Date (other than in respect of interest accruing on the Loans on or before the Cut-Off Date applicable to such Series and principal due on the Loans on or before the Cut-Off Date applicable to such Series, which collections shall be paid to CFC) and the following amounts required to be deposited hereunder with respect to the Loans it services:

(i)           all payments on account of principal of the Loans in the Trust Fund of such Series, including Principal Prepayments with respect to such related Loans;

(ii)          all payments on account of interest on the Loans in the Trust Fund of such Series, net of the Servicing Fee with respect to such related Loans;

(iii)         all Other Insurance Proceeds and Cash Liquidation Proceeds, each with respect to the Loans in the Trust Fund of such Series;

(iv)         all Repurchase Prices and all Substitution Adjustment Principal Amounts received by the Master Servicer with respect to the Loans in the Trust Fund of such Series; and

(v)          any other amounts required to be deposited hereunder.

If the Master Servicer shall deposit in any Custodial Account any amount not required to be deposited, it may at any time withdraw or direct the institution maintaining the applicable Custodial Account to withdraw such amount from the applicable Custodial Account, any provision herein to the contrary notwithstanding.  The Master Servicer shall maintain adequate records with respect to all withdrawals made pursuant to this Section 5.02.  Except as otherwise provided in Section 5.02(c), all funds required to be deposited in any Custodial Account shall be held in trust for the applicable Certificateholder of the related Trust until withdrawn in accordance with Section 5.04.

(c)           Each institution at which a Custodial Account is maintained for such Series shall invest the funds therein as directed in writing by the Required Certificateholder for such related Series in Permitted Investments, which shall mature not later than the next applicable Certificate Account Deposit Date and shall not be sold or disposed of prior to its maturity unless such Permitted Investments are in default.  All such Permitted Investments shall be made in the name of the Trustee of the related Trust.  All income or gain (net of any losses) realized from any such investment of funds on deposit in any Custodial Account shall, unless otherwise provided in the applicable Issue Supplement, on each Distribution Date be paid to the Required Certificateholder as provided in Section 7.02.

(d)           The Master Servicer shall give notice to the Trustee and the Calculation and Paying Agent of any proposed change of the location of any Custodial Account maintained by the Master Servicer not later than 2 days and not more than 45 days prior to any change thereof.

Section 5.03.  Realization Upon Defaulted Loans.  The Master Servicer shall use reasonable efforts to realize upon Defaulted Loans, in such manner as in the Master Servicer’s judgment will maximize the receipt of principal and interest by the Trustee.  The Master Servicer is obligated to make every effort it deems reasonable to work out a troubled Loan before proposing foreclosure, a deed in lieu of foreclosure, a pre-foreclosure sale or other remedial action.  The Master Servicer shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments.  The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Master Servicer shall not be required to expend its own funds toward the restoration of such Mortgaged Property.

The decision of the Master Servicer to foreclose on a Defaulted Loan shall be subject to a determination by the Master Servicer that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding.

The proceeds from any liquidation of a Mortgage Loan will be applied in the following order of priority:  first, to reimburse the Master Servicer for any related unreimbursed Servicing Advances and Servicing Fees with respect to the related Loan; second, to reimburse the Trustee for any amounts incurred by it in connection with such Loan; third, to accrued and unpaid interest on the Loan at the Net Loan Rate to the Due Date occurring in the month in which such amounts are required to be distributed; and fourth, as a recovery of principal of such Loan.

In the event that, as a result of or in connection with the exercise of remedies with respect to a Loan, the Trust becomes the owner of real estate, the Master Servicer will immediately commence appropriate procedures, on behalf of the Trust, to liquidate such real estate.

Section 5.04.  Permitted Withdrawals From the Custodial Accounts.  The Master Servicer may, from time to time, and with respect to clause (i) below, shall, withdraw funds from the applicable Custodial Accounts for the following purposes:

(i)           on or prior to the close of business on the Certificate Account Deposit Date relating to each Distribution Date, to withdraw an amount equal to the related Certificate Distribution Amount with respect to the related Series on such Distribution Date, and deposit such amount into the Certificate Account relating to such Series on such Certificate Account Deposit Date;

(ii)           to pay to the Master Servicer (to the extent not previously retained) the servicing compensation to which it is entitled pursuant to Section 5.07;

(iii)          to reimburse the Master Servicer for unreimbursed Servicing Advances made by it in connection with the Loans in the Trust Fund relating to such Custodial Account, such right of reimbursement pursuant to this clause (iii) being limited to amounts received on the Loans in respect of which any such Servicing Advance was made;

(iv)          to pay to the Depositor, with respect to each Loan that has been repurchased or substituted for pursuant to Section 2.02(d) or Section 4.02, all amounts received thereon after the date of such repurchase or substitution (excluding any Installment Payment due on any Due Date prior to such date of repurchase);

(v)           to withdraw any amount deposited in such Custodial Account and not required to be deposited therein;

(vi)          to clear and terminate such Custodial Account upon termination of the related Series; and

(vii)         to reimburse the Master Servicer for expenses incurred by and reimbursable pursuant to Section 5.17.

Section 5.05.  Fidelity Bond, Insurance.  The Master Servicer shall maintain insurance coverage and financial institution bond protection consistent with that maintained by the Master Servicer as of the date of this Master Agreement.  Such insurance coverage shall include coverage in the amount of $4,000,000 insuring the Master Servicer against losses on account of employee dishonesty, loss inside the premises coverage, loss outside the premises coverage, money orders and counterfeit paper currency coverage and depositors forgery coverage.  Such financial institution bond protection shall include $6,000,000 single loss limit of liability coverage on account of forgery or alteration, securities, computer systems fraud, telefacsimile transfer fraud and voice initiated transfer fraud.

Section 5.06.  Satisfaction of Mortgages and Release of Mortgage Files.  Upon the payment in full of any Loan, or the receipt by the Master Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Trustee.  Such notice shall include a statement to the effect that all amounts received or to be received in connection with such payment, which are required to be deposited in the related Custodial Account pursuant to Section 5.02, have been or will be so deposited, and shall request delivery to the Master Servicer of the portion of the Mortgage File held by the Trustee.  Upon receipt of such notice and request, the Trustee shall, within five (5) Business Days, deliver or cause to be delivered to the Master Servicer the related Mortgage File and the Master Servicer shall prepare and process any satisfaction or release that may be necessary.  In the event that the Trustee fails to deliver or cause to be delivered to the Master Servicer the related Mortgage File within five (5) Business Days of the Master Servicer’s request therefor, the Trustee shall be liable to the Master Servicer for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by the Master Servicer resulting from such failure.

From time to time and as appropriate for the servicing or foreclosure of a Loan, the Trustee shall, within five (5) Business Days of the Master Servicer’s request and delivery to the Trustee of a servicing receipt signed by a Servicing Officer, deliver or cause to be delivered to the Master Servicer the portion of the Mortgage File held by the Trustee.  Pursuant to the servicing receipt, the Master Servicer shall be obligated to return to the Trustee the related Mortgage File when the Master Servicer no longer needs such file, unless the Loan has been liquidated and the Cash Liquidation Proceeds relating to such Loan have been deposited in the applicable Custodial Account or the Mortgage File or a portion thereof has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially.  In the event that the Trustee fails to deliver or cause to be delivered to the Master Servicer the portion of the Mortgage File held by the Trustee or its designee within five (5) Business Days of the Master Servicer’s request therefor, the Trustee shall be liable to the Master Servicer for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by the Master Servicer resulting from such failure.  Upon receipt of notice from the Master Servicer stating that such Loan was liquidated, the Trustee shall release the Master Servicer from its obligations under the related servicing receipt.

Section 5.07.  Servicing Compensation and Reimbursement.  With respect to each Distribution Date, the Master Servicer shall be entitled, out of the interest portion of amounts collected by the Master Servicer with respect to each Loan, to retain or withdraw from the applicable Custodial Account an amount equal to the Servicing Fee for such Distribution Date.

Additional servicing compensation in the form of assumption fees, and all other customary and ancillary income and fees shall be retained by the Master Servicer to the extent not required to be deposited in the Custodial Account pursuant to Section 5.02.  The Master Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except that the Master Servicer is entitled to reimbursement for all Servicing Advances and as otherwise provided in this Master Agreement or any Issue Supplement.

Section 5.08.  RUS.  The rights and obligations of the Depositor, Master Servicer, the Trustee, the Calculation and Paying Agent and any other Persons with respect to the administration and servicing of the Loans are subject in all respects to applicable law and  to the rights of RUS and all other Persons secured by any Mortgage.

Section 5.09.  Documents, Records and Funds in Possession of the Master Servicer to be Held for the Trustee.  The Master Servicer shall account fully to the Trustee for any funds received by the Master Servicer or which otherwise are collected by the Master Servicer, including any Cash Liquidation Proceeds, in respect of any Loan.  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer in respect of any Loans, whether from the collection of principal and interest payments or from Cash Liquidation Proceeds, including but not limited to any funds on deposit in the applicable Custodial Account, shall be held by the Master Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Master Agreement and the Issue Supplement.  The Master Servicer also agrees that it shall not knowingly create, incur or subject any Mortgage File or any funds that are deposited in any Custodial Account or any Certificate Account, or any funds that otherwise are or may become due or payable to the Trustee or the Calculation and Paying Agent, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance created by the Master Servicer, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Loan, except, however, that the Master Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Master Servicer under this Master Agreement.

Section 5.10.  Rights of the Trustee in Respect of the Master Servicer.  The Trustee may, but is not obligated to, enforce the obligations of the Master Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any obligation of the Master Servicer hereunder upon the occurrence and during the continuation of a Servicer Default, and in connection with the performance of any such obligation to exercise the related rights of the Master Servicer hereunder; provided that the Master Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Trustee or its designee.  None of the Trustee or the Calculation and Paying Agent shall have any responsibility or liability for any action or failure to act by the Master Servicer nor shall either of the Trustee or the Calculation and Paying Agent be obligated to supervise the performance of the Master Servicer hereunder or otherwise.

Section 5.11.  Annual Statement as to Compliance.  The Master Servicer shall deliver to the Trustee and the Calculation and Paying Agent on or before the date which is 120 days after the end of the Master Servicer’s fiscal year, commencing with its 2007 fiscal year, an Officer’s Certificate stating, as to the signer thereof, that (a) a review of the activities of the Master Servicer during the preceding fiscal year and of the performance of the Master Servicer under this Master Agreement has been made under such officer’s supervision, and (b) to the best of such officer’s knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Master Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

Section 5.12.  Annual Independent Public Accountants’ Servicing Statement; Financial Statements.  The Master Servicer shall, at its own expense, on or before 120 days after the end of the Master Servicer’s fiscal year, commencing with the fiscal year, if any, during which the Certificates of a Series are registered under the Securities Act and each fiscal year thereafter during which such Certificates are subject to a reporting obligation under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, cause a firm of independent public accountants (who may also render other services to the Master Servicer or any affiliate thereof) which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Trustee to the effect that such firm has, with respect to the Master Servicer’s servicing operations under this Master Agreement with respect to such Series, examined such operations in accordance with the requirements of Item 1122 of Regulation AB, stating such firm’s conclusions relating thereto.  If the Trustee is asked by such accountants to approve the procedures used in such report, the Trustee shall do so only upon the direction of the Master Servicer.

Section 5.13.  Statements to Certificateholders.

(a)           With respect to each Trust and each Distribution Date, on the related Certificate Distribution Amount Determination Date, the Master Servicer shall forward the Servicing Certificate applicable to each Trust to the Calculation and Paying Agent and the Calculation and Paying Agent shall make such Servicing Certificate available, on a secure basis on its website or otherwise, to each applicable Certificateholder and the Trustee, but not to any other Person or Persons.

If a Servicer Default shall occur, on the Business Day following the related Certificate Distribution Amount Determination Date, the Master Servicer shall forward to the Calculation and Paying Agent, and the Calculation and Paying Agent shall forward or cause to be forwarded by mail or otherwise make available, on its website or otherwise, to each Certificateholder and the Trustee, a statement to such effect, including the nature thereof.  Such statement may be included in, or separate from, the regular statement sent to Certificateholders.

(b)           The Master Servicer shall forward to the Calculation and Paying Agent any other information reasonably requested by the Calculation and Paying Agent necessary to make distributions pursuant to Section 6.03 and Section 6.04.  The determination by the Master Servicer of the information contained in each Servicing Certificate shall, in the absence of obvious error, be deemed to be presumptively correct for all purposes hereunder, and the Trustee and the Calculation and Paying Agent shall be protected in relying upon the same without any independent check or verification.

Section 5.14.  Tax Returns.  The Master Servicer shall prepare or cause to be prepared for execution by the Trustee, and after execution shall file or cause to be filed, all tax and information returns of the each Trust Fund.

Section 5.15.  Servicer Default.  With respect to any Trust Fund, each of the following events shall constitute a servicer default (each, a “Servicer Default”):

(a)           any failure by the Master Servicer to make any payment, deposit or transfer required to be made under the terms of this Master Agreement or the applicable Issue Supplement which continues unremedied for a period of five days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been:  (i) received by the Master Servicer from the Trustee or the Calculation and Paying Agent, or (ii) received by the Master Servicer and the Trustee from the Required Certificateholder; or

(b)           failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer in this Master Agreement or the applicable Issue Supplement which continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been:  (i) received by the Master Servicer from the Trustee or the Calculation and Paying Agent, or (ii) received by the Master Servicer and the Trustee from the Required Certificateholder; or

(c)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(d)           consent by the Master Servicer to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Master Servicer or to all or substantially all of its property; or

(e)           The Master Servicer’s admission in writing of its inability to pay its debts generally as they become due, filing of a petition to invoke any applicable insolvency or reorganization statute, making of an assignment for the benefit of its creditors, or voluntarily suspending payment of its obligations.

With respect to any Trust Fund, upon the occurrence of a Servicer Default, and so long as such Servicer Default shall not have been remedied, the Trustee or the Required Certificateholder may (a) terminate all obligations and duties imposed upon the Master Servicer under this Master Agreement and the related Issue Supplement, and (b) name and appoint a successor or successors to succeed to and assume all of such obligations and duties of the Master Servicer.  Such actions shall be effected by notice in writing to the Master Servicer and shall become effective upon receipt of such notice by the Master Servicer and the acceptance of such appointment by such successor or successors.

On and after the receipt by the Master Servicer of such written notice and the acceptance by the successor or successors to the Master Servicer, all obligations and duties imposed upon the Master Servicer under this Master Agreement and each related Issue Supplement shall pass to and vest in the successor or successors named in the notice, and such successor or successors shall be authorized, and hereby are authorized, to take all such action and execute and deliver all such instruments and documents on behalf of the Master Servicer, as attorney in fact or otherwise, as may be necessary and appropriate to effect the purposes of such written notice.  The Master Servicer shall pay the reasonable costs and expenses relating to a transition to a successor Master Servicer.

Section 5.16.  Inspection Rights.  The Master Servicer shall, once per calendar year (or, if a Servicer Default has occurred and is continuing, as often as the Required Certificateholder deems necessary or appropriate), upon three Business Days’ prior written request from the Required Certificateholder, during normal business hours, permit the Required Certificateholder to examine the Servicing Files which relate to Loans in the Trust Funds; provided, that, notwithstanding such annual examination, if the Farm Credit Administration (as the Governmental Authority that regulates the Required Certificateholder) so requests, the Master Servicer shall, upon three Business Day’s prior written request from the Required Certificateholder (with evidence of such request by the Farm Credit Administration) or from the Farm Credit Administration, permit the Required Certificateholder to reexamine or permit the Farm Credit Administration to examine the Servicing File which relates to Loans in the Trust Funds, and provided, further, that any Person obtaining such information from the Master Servicer pursuant to this Section 5.16 shall be required to maintain the confidentiality thereof and use such information solely in connection with the transactions contemplated by this Master Agreement or as otherwise required by law, unless otherwise agreed to in writing by such Person and the Master Servicer, with such agreement by the Master Servicer not to be unreasonably withheld.

Section 5.17.  Limitation on Liability of the Depositor, the Master Servicer and Others.

(a)           Neither the Depositor, the Master Servicer nor any of the directors, officers, employees or agents of the Depositor or the Master Servicer shall be under any liability to the Trustee, the Trust Fund, the Calculation of Paying Agent or the Certificateholders for any action taken or for refraining from the taking of any action in good faith and without gross negligence pursuant to this Master Agreement or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of  duties or by reason of disregard of obligations and duties hereunder.  The Depositor, the Master Servicer and any director, officer, employee or agent of the Depositor or the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Depositor, the Master Servicer and any director, officer, employee or agent of the Depositor or the Master Servicer shall be indemnified by the Trust Fund and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any legal action relating to this Master Agreement, any Issue Supplement, the transactions contemplated hereby or thereby, the Certificates, or the Depositor’s or the Master Servicer’s duties in connection therewith, other than any loss, liability or expense related to any specific Loan or Loans and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of disregard of obligations and duties hereunder.

(b)           Neither the Depositor nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties under this Master Agreement and for which it will not be reimbursed or indemnified hereunder; provided, however, that each of the Depositor and the Master Servicer may in its discretion undertake any such action it may deem necessary or desirable in respect to this Master Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder.  In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor and the Master Servicer shall be entitled to be reimbursed therefore out of amounts attributable to the Qualified Loans on deposit in the Custodial Account as provided by Section 5.04.

(c)           The Master Servicer and its directors, officers, employees and agents shall be deemed to have exercised the degree of skill and care appropriate hereunder if such Person has acted in accordance with Customary Servicing Procedures and in good faith in (i) managing, administering, servicing, making collections, foreclosing, counseling with respect to, and supervising the Qualified Loans; (ii) administering, interpreting, and enforcing the Mortgages, Mortgage Notes and all forms, documents and certificates required thereunder; (iii) fulfilling all obligations hereunder; and (iv) all duties, obligations and actions taken in respect of the Mortgage Property.

ARTICLE VI
Series Certificate Accounts, Distributions

Section 6.01.  Series Certificate Accounts.  (a)  On or before each Series Closing Date, the Calculation and Paying Agent shall either (i) open with an Eligible Depository one or more trust accounts in the name of the Trustee applicable to the related Trust Fund created on such Series Closing Date that shall be the “Certificate Account” for such Series or (ii) in lieu of maintaining any such account or accounts, maintain the Certificate Account for the related Trust Fund by means of appropriate entries on its books and records designating all amounts credited thereto in respect of the Loans as being held by it for the benefit of the Holders of Certificates evidencing beneficial ownership interests in such Trust Fund.  To the extent that any Certificate Account for any Trust Fund is maintained by the Calculation and Paying Agent in the manner provided in clause (ii) above, all references herein to deposits and withdrawals from such Certificate Account shall be deemed to refer to credits and debits to the related books of the Calculation and Paying Agent.

(b)           The Calculation and Paying Agent shall deposit into each Certificate Account all amounts remitted to it by the Master Servicer representing withdrawals from the related Custodial Account.  All amounts deposited by the Calculation and Paying Agent from time to time in a Certificate Account, and all investments made with such moneys, including all income or other gain from such investments, shall be held by the Calculation and Paying Agent in the Certificate Account as part of the Trust Fund as herein provided, subject to withdrawal by the Calculation and Paying Agent for the purposes set forth in Section 6.03.

(c)           All or a portion of amounts on deposit in the Certificate Account shall be invested and reinvested by Calculation and Paying Agent in one or more Permitted Investments bearing interest or sold at a discount.  No such investment shall mature later than the Business Day immediately preceding the next applicable Distribution Date; provided, however, that any investment on which the Eligible Depository, in its commercial capacity, the Trustee or the Calculation and Paying Agent is the obligor, may mature on the related Distribution Date.  No Permitted Investment may be sold while in a Certificate Account.

Section 6.02.  Calculation of Certificate Distribution Amount; Publication of Certificate Principal Factors.  On or before each Certificate Distribution Amount Determination Date, the Calculation and Paying Agent shall calculate the Available Interest, the Available Principal, the Class A Distributable Amount and the Class B Distributable Amount, each with respect to the related Distribution Date and, based on the Total Available Amount for such Distribution Date and the other distributions to be made on such Distribution Date, determine the amount distributable to Certificateholders of each class.  Immediately following each such calculation, the Calculation and Paying Agent shall notify the Trustee in writing as to the amount so calculated.  As soon as practicable thereafter, the Calculation and Paying Agent shall make available generally to the Certificateholder the Certificate Principal Factor for each Class of Certificates after giving effect to the distribution of the Class A Principal Distribution Amount and the Class B Principal Distribution Amount on the following Distribution Date.  All computations of interest accrued on any Certificate shall be made as specified in the applicable Issue Supplement.

Section 6.03.  Withdrawals from the Certificate Account.  The rights of the Class B Certificateholders to receive distributions in respect of the Class B Certificates shall be and hereby are subordinated to the rights of the Class A Certificateholders to receive distributions in respect of the Class A Certificates as provided below.  Amounts on deposit on any Distribution Date in any Certificate Account shall be withdrawn therefrom by the Calculation and Paying Agent, in the amounts required, to the extent funds are available therefor, for application as follows:

(i)           first, to the Class A Certificateholders, from Available Interest, an amount equal to the sum of the Class A Interest Distributable Amount and any outstanding Class A Interest Carryover Shortfall as of the close of business on the preceding Distribution Date; and if such Available Interest is insufficient, the Class A Certificateholders will receive such shortfall, to the extent available, from the Class B Percentage of Available Principal;

(ii)           second, to the Class A Certificateholders, from Available Principal, an amount equal to the sum of the Class A Principal Distributable Amount and any outstanding Class A Principal Carryover Shortfall as of the close of business on the preceding Distribution Date; and if such Available Principal is insufficient, the Class A Certificateholders will receive such shortfall from Available Interest (as such Available Interest has been reduced as described in clause (i) above);

(iii)           third, to the Class B Certificateholders, from Available Interest (as such Available Interest has been reduced by the distributions described above in clauses (i) and (ii) above), an amount equal to the sum of the Class B Interest Distributable Amount and any outstanding Class B Interest Carryover Shortfall as of the close of business on the preceding Distribution Date; and

(iv)           fourth, to the Class B Certificateholders, from Available Principal (as such Available Principal has been reduced as described in clauses (ii) above), an amount equal to the sum of the Class B Principal Distributable Amount and any outstanding Class B Principal Carryover Shortfall as of the close of business on the preceding Distribution Date; and if such Available Principal is insufficient, the Class B Certificateholders will receive such shortfall from Available Interest (as such Available Interest has been reduced as described in clauses (i), (ii) and (iii) above).

Section 6.04.  Distributions on Certificates.  As provided in Section 6.03, on each Distribution Date, the Calculation and Paying Agent shall withdraw from each applicable Certificate Account to the extent of funds available therefor, the Certificate Distribution Amount applicable to each Series for such Distribution Date previously calculated by it pursuant to Section 6.02.  Any installment of interest or principal that is payable on any Certificate and that is on deposit in the applicable Certificate Account on the applicable Distribution Date, shall be paid to the Certificateholder of record thereof on the immediately preceding Record Date by wire transfer to an account specified in writing by such Certificateholder (or, if any Certificateholder shall not have specified such account in writing at least 3 Business Days prior to any Payment Date, by check or money order mailed to such Certificateholder at such Certificateholder’s address appearing in the Note Register); provided that the Calculation and Paying Agent shall not be required to pay to any such Certificateholder any amounts required to be withheld from a payment to such Certificateholder by any applicable tax law.

ARTICLE VII
Concerning the Calculation and Paying Agent

Section 7.01.  Duties of the Calculation and Paying Agent.  Farmer Mac, in its individual capacity, agrees to perform the following duties in connection with the Trust, subject to the terms of the related Issue Supplement and the Certificates:

(a)           Act as Calculation and Paying Agent, and in particular calculating amounts payable and remittance of payments to Certificateholders of each Series as required by Section 6.02 and Section 6.04 of this Master Agreement and making such verification as it deems necessary of the amounts deposited in each Custodial Account and Certificate Account, in each case by the Master Servicer hereunder;

(b)           Upon receipt of the Servicing Certificates as described in Section 5.13, make such Servicing Certificates available to each applicable Certificateholder and the Trustee as provided in Section 5.13.

Section 7.02.  Calculation and Paying Agent Compensation.  As compensation for its activities and obligations hereunder, with respect to each Series, unless otherwise provided in the Issue Supplement, the Calculation and Paying Agent shall on each Distribution Date for such Series, be entitled to all income or gain (net of any losses) realized from investment of funds on deposit in the applicable Custodial Account.

(b)           The Calculation and Paying Agent shall pay all expenses incurred by it hereunder in connection with its activities and shall, except for any reimbursable expenses as may be set forth herein, not be entitled to reimbursement therefor.

Section 7.03.  Resignation.  The Calculation and Paying Agent shall not resign from the duties imposed upon it by the terms of this Master Agreement or, without the consent of the Master Servicer, voluntarily assign any of its rights or duties hereunder to any other Person.

Section 7.04.  Merger or Consolidation.  Any corporation or other entity into which the Calculation and Paying Agent is merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Calculation and Paying Agent shall be a party or any entity which shall by statute be a successor to the Calculation and Paying Agent shall succeed to and assume all duties imposed upon the Calculation and Paying Agent by the terms of this Master Agreement, without the filing of any instrument or the performance of any further act by the Calculation and Paying Agent or any Certificateholder.  The Calculation and Paying Agent promptly shall furnish written notice of such succession to the Trustee and all Certificateholders.

Section 7.05.  Calculation and Paying Agent as Holder.  Calculation and Paying Agent, in its individual or any other capacity, shall have the right to purchase and hold for its own account any Certificate issued pursuant to the terms of this Master Agreement and any Issue Supplement, notwithstanding the rights and duties conferred and imposed upon the Calculation and Paying Agent by this Master Agreement and any such applicable Issue Supplement.

ARTICLE VIII
Concerning the Trustee

Section 8.01.  Duties of Trustee.  (a) The Trustee, prior to the occurrence of a Servicer Default and after the curing of all Servicer Defaults that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Master Agreement.  If a Servicer Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Master Agreement and use the same degree of care and skill in their exercise as a prudent investor would exercise or use under the circumstances in the conduct of such investor’s own affairs.  Any permissive right of the Trustee contained in this Master Agreement shall not be construed as a duty.

(b)           The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, which are specifically required to be furnished pursuant to any provision of this Master Agreement, shall examine them to determine whether they conform to the requirements of this Master Agreement.  If any such instrument is found not to conform to the requirements of this Master Agreement in a material manner, the Trustee shall take action as it deems appropriate to have the instrument corrected and, if the instrument is not corrected to the Trustee’s satisfaction, the Trustee will provide notice thereof to the applicable Certificateholders.

(c)           No provision of this Master Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i)           prior to the occurrence of a Servicer Default, and after the curing of all such Servicer Defaults that may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Master Agreement and each Issue Supplement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Master Agreement, and each Issue Supplement, no implied covenants or obligations shall be read into this Master Agreement or any Issue Supplement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Master Agreement and each Issue Supplement;

(ii)           the Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)          the Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Calculation and Paying Agent as to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Master Agreement or any Issue Supplement, and

(iv)          no provision of this Master Agreement or any Issue Supplement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           For all purposes of this Master Agreement, the Trustee shall not be deemed to have knowledge of any Servicer Default or event that, with notice or lapse of time, or both, would become a Servicer Default, unless a Responsible Officer of the Trustee shall have received written notice thereof from a Certificateholder, the Calculation and Paying Agent or a Responsible Officer of the Trustee shall have actual knowledge thereof, and in the absence of such written notice or knowledge, no provision hereof requiring the taking of any action or the assumption of any duties or responsibility by the Trustee following the occurrence of any Servicer Default or event which, with notice or lapse of time, or both, would become a Servicer Default, shall be effective as to the Trustee.

Section 8.02.  Certain Matters Affecting the Trustee.  Except as otherwise provided in Section 8.01:

(a)           The Trustee may request and rely upon, and shall be protected in acting or refraining from acting upon, any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document prima facie in proper form and believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           The Trustee may consult with counsel (including counsel for the Calculation and Paying Agent) and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(c)           The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Master Agreement or any Issue Supplement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders or the Calculation and Paying Agent, pursuant to the provisions of this Master Agreement or any Issue Supplement, unless such Certificateholders or the Calculation and Paying Agent, as applicable, shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Default (which has not been cured), to exercise such of the rights and powers vested in it by this Master Agreement, and to use the same degree of care and skill in their exercise as a prudent investor would exercise or use under the circumstances in the conduct of such investor’s own affairs;

(d)           The Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Master Agreement or any applicable Issue Supplement;

(e)           Prior to the occurrence of a Servicer Default hereunder and after the curing of all Servicer Defaults that may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Calculation and Paying Agent or by the Required Certificateholder; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Master Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to so proceeding the reasonable expense of every such investigation shall be paid by the Calculation and Paying Agent or the requesting Certificateholders, as applicable; and

(f)           The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

Section 8.03.  Trustee Not Liable for Certificates or Loans.  Except as otherwise expressly provided herein, the Trustee shall not be accountable for the use or application by the Master Servicer or the Calculation and Paying Agent of any funds paid to the Master Servicer or the Calculation and Paying Agent, in respect of the Loans or deposited in or withdrawn from any Custodial Account or any Certificate Account by the Master Servicer or the Calculation and Paying Agent, as the case may be.  The Trustee makes no representations or warranties as to the validity or sufficiency of the Certificates or of any Loan or related document, except that the Trustee represents that this Master Agreement has been duly authorized, executed and delivered by it and, assuming due execution and delivery by the other parties hereto, constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be subject to (i) applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally, and (ii) general principles of equity regardless of whether such enforcement is considered in a proceeding in equity or at law.

Section 8.04.  Trustee May Own Certificates.  The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates of any Series with the same rights it would have if it were not Trustee.

Section 8.05.  Indemnification of the Trustee.  Each Trust shall indemnify the Trustee in its individual capacity and as Trustee and any director, officer, employee or agent of the Trustee in its individual capacity and as Trustee for, and hold each of them harmless against, any loss or liability incurred by any of them in connection with such Trust without negligence or bad faith on the part of the Trustee in its individual capacity and as Trustee or any such director, officer, employee or agent of the Trustee in its individual capacity and as Trustee and arising out of or in connection with the acceptance or administration of the Trust created pursuant to this Master Agreement and each Issue Supplement, including the costs and expenses of defending the Trustee in its individual capacity and as Trustee or any such director, officer, employee or agent of the Trustee in its individual capacity and as Trustee against any claim or liability incurred by any of them in connection with the exercise or performance of any of their powers or duties hereunder without negligence or bad faith on its or their part and including any liability for any environmental hazards or issues relating to any Mortgaged Property, but not including any expenses incurred in the ordinary course of performing the Trustee’s duties as set forth herein.

Section 8.06.  Eligibility Requirements for Trustee.  The Trustee hereunder shall at all times be a corporation having its principal office in a state and city acceptable to the Calculation and Paying Agent and organized and doing business under the laws of such state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, and subject to supervision or examination by federal or state authority.  If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.  The Trustee shall secure an Opinion of Counsel (which shall be an expense of the Trustee) to the effect that, to the extent that the Trust is not subject to federal income taxation, the Trust Fund is not subject to state and local taxation in the jurisdiction where the Trustee is located.

Section 8.07.  Resignation and Removal of the Trustee.  (a) The Trustee may at any time resign and be discharged from the trusts created pursuant to this Master Agreement by giving written notice of resignation to the Master Servicer and the Calculation and Paying Agent.  Upon receiving such notice of resignation, the Calculation and Paying Agent, after consultation with the Master Servicer, shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee with a copy of such instrument delivered to the Master Servicer.  If no successor trustee shall have been so appointed and have accepted appointment within 90 days after giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

(b)           If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Calculation and Paying Agent, or if at any time the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Calculation and Paying Agent may remove the Trustee and, after consultation with the Master Servicer, appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, with a copy of such instrument delivered to the Master Servicer, and the Calculation and Paying Agent shall give written notice thereof to the Certificateholders.  Notwithstanding the foregoing, any liability of the Trustee under this Master Agreement arising prior to such termination shall survive such termination.

(c)           The Calculation and Paying Agent may at any time remove the Trustee solely pursuant to this Master Agreement and, after consultation with the Master Servicer, appoint a successor trustee by written instrument or instruments within 90 days of such predecessor trustee’s removal.  If no successor trustee shall have been so appointed and have accepted appointment within 90 days after the giving of such notice of removal, the predecessor trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

(d)           Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08 but in no event shall it become effective until a successor has been appointed and has accepted the duties of the Trustee.

Section 8.08.  Successor Trustee.  (a) Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to its predecessor trustee (with copies delivered to the Calculation and Paying Agent and the Master Servicer) an instrument accepting such appointment hereunder, and the successor trustee shall secure an Opinion of Counsel (which shall be an expense of such successor trustee) to the effect that, to the extent that the Trust is not subject to federal income taxation, the Trust Fund is not subject to state and local taxation in the jurisdiction where the successor trustee is located, whereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein.  The predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations.

(b)           No successor trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

Section 8.09.  Merger or Consolidation of Trustee.  Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10.  Appointment of Co-Trustee or Separate Trustee.  (a)Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of a Trust Fund or property securing the same may at the time be located, the Calculation and Paying Agent (after consultation with the Master Servicer) and the Trustee, acting jointly, shall have the power to execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the related Trust Fund, and to vest in such Person or Persons, in such capacity, such title to such Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as Calculation and Paying Agent and the Trustee may consider necessary or desirable.  No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06.  Except as specifically provided in the first sentence of this paragraph, the Trustee shall have no other rights to appoint a co-trustee.

(b)           In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to any Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)           Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee and co-trustee shall refer to this Master Agreement and the conditions of this ARTICLE VIII.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Master Agreement, specifically including every provision of this Master Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee.  Every such instrument shall be filed with the Trustee.

(d)           Any separate trustee and co-trustee may at any time constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Master Agreement on its behalf and in its name.  If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11.  Trustee Fees.  As compensation for its services hereunder, the Trustee shall be entitled to receive from the Trust fees at such times, and in such amounts, as shall be specified in the related Issue Supplement.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

ARTICLE IX
Termination

Section 9.01.  Termination upon Purchase or Liquidation of All Loans.  The respective obligations and responsibilities of the Depositor, the Master Servicer, the Calculation and Paying Agent and the Trustee with respect to any Series of Certificates created hereby (other than the obligation of the Calculation and Paying Agent to make certain payments to Certificateholders after the Final Distribution Date) shall terminate upon the last action required to be taken by the Calculation and Paying Agent on the Final Distribution Date pursuant to this Article IX following the earlier of (a) the purchase of all the Loans and all REO Property remaining in the Trust Fund by the Master Servicer at a price equal to the sum of (i) 100% of the unpaid principal balance of each Loan in the applicable Trust Fund (other than any Loan as to which REO Property has been acquired and whose fair market value is included pursuant to clause (ii) below), (ii) the fair market value of such REO Property, plus any accrued and unpaid interest through the last day of the month of such purchase at the related Loan Interest Rate on the unpaid principal balance of each Loan (including any Loan as to which REO Property has been acquired) and (iii) any Repurchase Price owed to the applicable Trust Fund pursuant to Section 4.02 or (b) the final payment or other liquidation (or any advance with respect thereto) of the last Loan remaining in the Trust Fund or the disposition of all REO Property.

The Master Servicer may not exercise its purchase option for the Loans until all Repurchase Prices for the Defective Loans have been paid.

Regardless of the foregoing, in no event shall any Trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

The right of the Master Servicer to purchase the Loans in any Trust Fund is conditioned upon the aggregate Stated Principal Balance of the Loans in such Trust Fund being less than 10% of the unpaid principal balance of the Loans in such Trust Fund at the applicable Cut-off Date.

If such right is exercised with respect to any Series by the Master Servicer, the Trustee shall, promptly following payment of the cleanup purchase price, deliver to the Master Servicer, or its respective designees, the Mortgage Files pertaining to such Loans applicable to such Series being purchased.

Notice of the exercise of any purchase option by the Master Servicer and notice of any termination of any Trust, specifying the Final Distribution Date with respect to such Trust or the applicable Distribution Date, upon which the applicable Certificateholders may surrender their Certificates to the Calculation and Paying Agent for payment of the final distribution and for cancellation, shall be given promptly by the Calculation and Paying Agent by letter to the applicable Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month next preceding the month of such final distribution specifying (1)  the Final Distribution Date for such Series or the applicable Distribution Date, upon which final payment of the applicable Certificates will be made upon presentation and surrender of the Certificates of such Series at the office or agency of the Calculation and Paying Agent therein designated, (2) the amount of any such final payment and (3) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the applicable Certificates at the office or agency of the Calculation and Paying Agent therein specified.  The Master Servicer exercising its call right shall remit to the Calculation and Paying Agent for deposit to the Distribution Account on or before the Final Distribution Date or the applicable Distribution Date, in immediately available funds an amount equal to the amount necessary to make the amount, if any, on deposit in the Distribution Account on such Final Distribution Date or Distribution Date, as applicable, equal to the purchase price for the related assets of the Trust Fund or any portion of the Trust Fund computed as above provided, together with a statement as to the amount to be distributed on each applicable Class of Certificates pursuant to the next succeeding paragraph.

Upon presentation and surrender of the applicable Certificates, the Calculation and Paying Agent shall cause to be distributed to the applicable Certificateholders of each Class, in the order set forth in Section 6.03 hereof, on the Final Distribution Date applicable to such Series or the applicable Distribution Date, and in proportion to their respective percentage interests, with respect to Certificateholders of the same Class, an amount equal, as to each such Class of Certificates, the Class Certificate Principal Balance thereof plus accrued interest thereon in the case of an interest-bearing Certificate.

If some or all Certificateholders do not surrender their Certificates for final payment and cancellation on or before the Final Distribution Date for the applicable Series, the Calculation and Paying Agent shall on such date cause all funds in the applicable Certificate Account not distributed in final distribution to such Certificateholders to continue to be held by the Calculation and Paying Agent in such Certificate Account for the benefit of such Certificateholders and the Calculation and Paying Agent shall give a second written notice to the remaining applicable Certificateholders to surrender their Certificates for cancellation and receive a final distribution with respect thereto.  If within one year after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Calculation and Paying Agent may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining applicable Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds on deposit in such applicable Certificate Account.

Upon the exercise of the purchase option by the Master Servicer with respect to any Trust Fund, the applicable Trust Fund shall be terminated in accordance with applicable law.

ARTICLE X
Supplemental Agreements

Section 10.01.  Permissible Without Action by Certificateholders.  The Depositor, the Master Servicer, the Calculation and Paying Agent and the Trustee, from time to time and at any time, may, without the consent of or notice (other than pursuant to Section 10.01(b)) to any Holder of a Certificate, enter into an agreement or other instrument supplemental hereto and which thereafter shall form a part hereof (so long as no such agreement or instrument affects the permitted activities of the Trust), for any one or more of the following purposes:

(a)           to add to the covenants of any part hereto, whether applicable to one or more Trusts;

(b)           to evidence the succession pursuant to ARTICLE VIII of another Person or Persons to the Trustee and the assumption by such successor or successors of the obligations of the Trustee hereunder;

(c)           to eliminate any right reserved to or conferred upon any party hereto;

(d)           to take such action to cure any ambiguity or correct or supplement any provision in this Master Agreement; or

(e)           to modify, eliminate or add to the provisions of this Master Agreement to such extent as shall be necessary so that the Trust is not subject to federal income taxation and state taxation; provided that (i) there shall have been delivered to the Trustee an Opinion of Counsel to the effect that such action is necessary or advisable to maintain such status, and (ii) such amendment shall not have any of the effects described in paragraphs (a) and (b) of the proviso to Section 10.02;

Section 10.02.  Waivers and Supplemental Agreements with Consent of Holders.  To the extent not permitted by Section 10.01, with the consent of the Required Certificateholder with respect to each Series which is affected thereby, (i) compliance by the Master Servicer or the Trustee with any of the terms of this Master Agreement may be waived or (ii) the parties hereto may enter into any supplemental agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Master Agreement and any Issue Supplement or of modifying in any manner the rights of the Holders of the Certificates issued under this Master Agreement; provided that no such waiver or supplemental agreement shall:

(a)           without the consent of all Certificateholders affected thereby, reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on any Certificate; or

(b)           without the consent of all Certificateholders, remove the aforesaid consent of the Required Certificateholder to any waiver or any supplemental agreement; or

(c)           without the consent of all Certificateholders, alter the classification of the Trust Fund as a grantor trust for federal income tax purposes.

It shall not be necessary for Holders to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such Holders shall approve the substance thereof.

Promptly after the execution of any supplemental agreement pursuant to this Section, the Calculation and Paying Agent shall give notice thereof to Holders of Certificates.  Any failure of the Calculation and Paying Agent to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental agreement.

ARTICLE XI
Miscellaneous

Section 11.01.  Holders.  (a) The death or incapacity of any Holder of a Certificate shall not operate to terminate this Master Agreement or any Issue Supplement, nor entitle such Holder’s legal representative or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the affairs of the related Trust, nor otherwise affect the rights, duties and obligations of any of the parties to this Master Agreement.

(b)           No Holder shall have any right to control or to participate in the control and administration of any Trust, nor shall any of the terms of this Master Agreement be construed to constitute the Holders and the Depositor, the Master Servicer, the Trustee or the Calculation and Paying Agent or the Calculation and Paying Agent as partners or members of an association, nor shall any Holder have any duty or liability to any third person by reason of any action taken by the parties to this Master Agreement pursuant to the provisions hereof and thereof.

(c)           No Holder shall have any right by virtue of any provision of this Master Agreement or any Issue Supplement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Master Agreement.  For the protection and enforcement of the provisions of this Section, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.02.  Governing Law.  The terms of this Master Agreement and any Certificates issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 11.03.  Demands, Notices, Communications.  All formal demands, notices and communications by and between the Depositor, the Master Servicer, the Trustee, the Calculation and Paying Agent and the Holder of any Certificate shall be in writing and delivered in person or by first-class mail, postage prepaid (a) if to the Calculation and Paying Agent, to 919 18th Street, N.W., Washington, D.C. 20006, or to such other address as shall be set forth in a notification to Holders (b) if to the Depositor, to 2201 Cooperative Way, Herndon, VA  20171-3025, (c) if to the Master Servicer, to 2201 Cooperative Way, Herndon, VA  20171-3025, (d) if to the Trustee, to EP-MN-WS3D, 60 Livingston Ave., St. Paul, Minnesota 55107, Attn:  Structured Finance - CFC, or (e) if to the Holder of a Certificate, to the appropriate Holder at the address provided to the Certificate Registrar by such Holder.  Any notice so mailed within the time prescribed in this Master Agreement shall be conclusively presumed to have been duly given whether or not the Holder receives such notice.

Section 11.04.  Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Master Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Master Agreement and shall in no way affect the validity or enforceability of the other provisions of this Master Agreement or of the Certificates or the rights of the Holders thereof.

IN WITNESS WHEREOF, the parties hereto hereby execute this Master Agreement as of the day and year first above written.

CFC ADVANTAGE, LLC, as Depositor
SEAL

By:
Attest:	Name:
Title:

FEDERAL AGRICULTURAL MORTGAGE CORPORATION, as Calculation and Paying Agent
SEAL

By:
Attest:	Name: Title:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Master Servicer
SEAL

By:
Attest:	Name: Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
SEAL

By:
Attest:	Name: Title:

[Signature Page to Master Trust, Sale and Servicing Agreement]

		Page

ARTICLE I
Defined Terms

Section 1.01.	General Definitions.	1
Section 1.02.	Other Definitional Provisions.	14

ARTICLE II
Applicable Documentation; Sale of Qualifying Loans

Section 2.01.	Trust Established.	15
Section 2.02.	Sale of Loans.	15
Section 2.03.	Delivery and Payment.	17
Section 2.04.	Safekeeping and Release of Required Documents.	17
Section 2.05.	Authorized Officers.	17
Section 2.06.	Delivery of Instruments.	17
Section 2.07.	Agreed Treatment of Trusts and Certificates.	17
Section 2.08.	Notice of Sale of Loans.	17

ARTICLE III
The Certificates

Section 3.01.	Certificates Issuable in Classes; General Provisions with Respect to Principal and Interest Distributions.	18
Section 3.02.	Issuance and Authentication of Certificates.	18
Section 3.03.	Registration of Transfer and Exchange of Certificates; Transfer Restrictions.	18
Section 3.04.	Mutilated, Destroyed, Lost or Stolen Certificates.	21
Section 3.05.	Persons Deemed Owners.	21

ARTICLE IV
Representations and Warranties

Section 4.01.	Representations and Warranties of the Calculation and Paying Agent.	21
Section 4.02.	Representations, Warranties and Agreement of the Depositor.	22
Section 4.03.	Representations and Warranties of the Master Servicer.	24
Section 4.04.	Substitution or Repurchase of Loans.	26
Section 4.05.	Assignment of Interest in the Master Loan Purchase Agreement.	26

ARTICLE V
Administration And Servicing of Loans

Section 5.01.	Servicing of the Loans.	27
Section 5.02.	Collection of Loan Payments; Establishment of Series Custodial Accounts.	29
Section 5.03.	Realization Upon Defaulted Loans.	30

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(continued)

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(continued)
		Page

Section 8.07.	Resignation and Removal of the Trustee.	44
Section 8.08.	Successor Trustee.	44
Section 8.09.	Merger or Consolidation of Trustee.	45
Section 8.10.	Appointment of Co-Trustee or Separate Trustee.	45
Section 8.11.	Trustee Fees.	46

ARTICLE IX
Termination

Section 9.01.	Termination upon Purchase or Liquidation of All Loans.	46

ARTICLE X
Supplemental Agreements

Section 10.01.	Permissible Without Action by Certificateholders.	48
Section 10.02.	Waivers and Supplemental Agreements with Consent of Holders.	48

ARTICLE XI
Miscellaneous

Section 11.01.	Holders.	49
Section 11.02.	Governing Law.	49
Section 11.03.	Demands, Notices, Communications.	49
Section 11.04.	Severability of Provisions.	50

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